                      SECURITIES AND EXCHANGE COMMISSION

                               Washington, D.C.

                                AMENDMENT NO. 1

                                  FORM U-3A-2

  Statement by Holding Company Claiming Exemption Under Rule U-3A-2 from the
         Provisions of the Public Utility Holding Company Act of 1935

                     To Be Filed Annually Prior to March 1

                       Constellation Energy Group, Inc.

hereby files with the Securities and Exchange Commission, pursuant to Rule 2, this amended and restated statement claiming exemption as a holding company from the provisions of the Public Utility Holding Company Act of 1935. This amended and restated Form U-3 A-2 amends and supercedes the Form U-3 A-2 filed February 28, 2001. Constellation Energy Group, Inc. submits the following information:

     1. Name, state of organization, location and nature of business of claimant and every subsidiary thereof, other than any exempt wholesale generator
(EWG) or foreign utility company in which claimant directly or indirectly holds an interest.

-----------------------------------------------------------------------------------------
Name                              State of Organization         Location and Nature of
                                                                Business
-----------------------------------------------------------------------------------------
Constellation Energy Group,       MD                            Baltimore, MD - holding
Inc.                                                            company
-----------------------------------------------------------------------------------------

               Subsidiaries of Constellation Energy Group, Inc.
               ------------------------------------------------


-----------------------------------------------------------------------------------------
Baltimore Gas and Electric        MD                            Baltimore, MD - public
Company                                                         utility
-----------------------------------------------------------------------------------------
Constellation Enterprises,        MD                            Baltimore, MD - holding
Inc.                                                            company
-----------------------------------------------------------------------------------------
Constellation Nuclear, LLC        MD                            Baltimore, MD - holding
                                                                company
-----------------------------------------------------------------------------------------

              Subsidiaries of Baltimore Gas and Electric Company
              --------------------------------------------------


-----------------------------------------------------------------------------------------
District Chilled Water            MD                            Baltimore, MD - district
General Partnership                                             chilled water systems
-----------------------------------------------------------------------------------------
BGE Capital Trust I               DE                            Baltimore, MD - business
                                                                trust
-----------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------
Silicon Power Corporation         PA                       Malvern, PA - manufacturer
--------------------------------------------------------------------------------------------

                   Subsidiaries of Constellation Nuclear, LLC
                   ------------------------------------------


-----------------------------------------------------------------------------------------
Calvert Cliffs Nuclear            MD                       Baltimore, MD - Nuclear
Power Plant, Inc.                                          Power Generation
-----------------------------------------------------------------------------------------
Constellation Nuclear             MD                       Baltimore, MD - Nuclear
Services, Inc.                                             consulting services
-----------------------------------------------------------------------------------------

                Subsidiaries of Constellation Enterprises, Inc.
                -----------------------------------------------


-----------------------------------------------------------------------------------------
Constellation Energy              DE                       Baltimore, MD - energy
Source, Inc. (CES)                                         services
-----------------------------------------------------------------------------------------
BGE Home Products &               MD                       Baltimore, MD - energy
Services, Inc. (HPS)                                       services
-----------------------------------------------------------------------------------------
Constellation Holdings, Inc.      MD                       Baltimore, MD - holding
                                                           company
-----------------------------------------------------------------------------------------

               Subsidiaries of BGE Home Products & Services, Inc.
               --------------------------------------------------


-----------------------------------------------------------------------------------------
BGE Commercial Building           MD                       Baltimore, MD - energy
Systems, Inc.                                              services
-----------------------------------------------------------------------------------------
HPS Receivables, Inc.             MD                       Baltimore, MD - special
                                                           purpose financing sub
-----------------------------------------------------------------------------------------

                  Subsidiaries of Constellation Holdings, Inc.
                  --------------------------------------------


-----------------------------------------------------------------------------------------
Constellation Power, Inc.         MD                       Baltimore, MD - generation
(CPI)                                                      and other energy related
                                                           investments
-----------------------------------------------------------------------------------------
Constellation Investments,        MD                       Baltimore, MD - financial
Inc. (CII)                                                 investments
-----------------------------------------------------------------------------------------
Constellation Real Estate         MD                       Baltimore, MD - real estate
Group, Inc. (CREG)
-----------------------------------------------------------------------------------------
Constellation Power Source        MD                       Baltimore, MD - merchant
Holdings, Inc.                                             energy business holding
                                                           company
-----------------------------------------------------------------------------------------

           Subsidiaries of Constellation Power Source Holdings, Inc.
           ---------------------------------------------------------


-----------------------------------------------------------------------------------------
Constellation Power Source,       DE                       Baltimore, MD - power
Inc.                                                       marketing and trading
-----------------------------------------------------------------------------------------
Constellation Power Source        MD                       Baltimore, MD - fossil
Generation, Inc.                                           generation
-----------------------------------------------------------------------------------------


                   Subsidiaries of Constellation Power, Inc.
                   -----------------------------------------


----------------------------------------------------------------------------------------------
Mammoth-Pacific Limited                     CA         Mammoth Lakes, CA - Partnership that
Partnership                                            owns a QF facility
----------------------------------------------------------------------------------------------
Mammoth Power Associates, L.P.              CA         Mammoth Lakes, CA - power development
                                                       and geothermal leases
----------------------------------------------------------------------------------------------
CE SEGS IX, Inc.                            MD         Montgomery County, MD - ownership
                                                       interest in a partnership that owns a
                                                       senior living facility
----------------------------------------------------------------------------------------------
CD Mammoth Lakes I, Inc.                    MD         Mammoth Lakes, CA - Ownership
                                                       interest in a partnership that owns a
                                                       QF facility
----------------------------------------------------------------------------------------------
CD Mammoth Lakes II, Inc.                   MD         Mammoth Lakes, CA - Ownership
                                                       interest in a partnership that owns a
                                                       QF facility
----------------------------------------------------------------------------------------------
CD Ormesageo 1H-A, Inc.                     MD         VA and WV - Member of an LLC that has
                                                       an interest in a partnership that
                                                       owns coal processing facilities
----------------------------------------------------------------------------------------------
CD Ormesageo 1H-B, Inc.                     MD         VA and WV - Member of an LLC that has
                                                       an interest in a partnership that
                                                       owns coal processing facilities
----------------------------------------------------------------------------------------------
CD Ormesageo 1H-C, Inc.                     MD         VA and WV - Member of an LLC that has
                                                       an interest in a partnership that
                                                       owns coal processing facilities
----------------------------------------------------------------------------------------------
Panther Creek Holdings, Inc.                DE         Carbon County, PA - ownership
                                                       interest in Corporation that owns an
                                                       interest in a Partnership that owns
                                                       interest in a Partnership that is the
                                                       lessee in a sale/leaseback
----------------------------------------------------------------------------------------------
Panther Creek Energy, Inc.                  DE         Inactive
----------------------------------------------------------------------------------------------
Panther Creek Partners                      DE         Carbon County, PA - Partnership that
                                                       owns interest in a QF facility as
                                                       lessee in a sale/leaseback
----------------------------------------------------------------------------------------------
CD Panther I, Inc.                          MD         Carbon County, PA - Ownership
                                                       interest in a partnership that owns
                                                       an interest in a partnership that is
                                                       the lessee in a sale/leaseback of a
                                                       QF facility
----------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------
CD Panther II, Inc.                         MD         Carbon County, PA - Ownership
                                                       interest in a partnership that owns
                                                       an interest in a partnership that is
                                                       the lessee in a sale/leaseback of a
                                                       QF facility
----------------------------------------------------------------------------------------------
Soda Lake Resources Limited                 NV         Fallon, NV - Partnership that owns
Partnership                                            geothermal resources
----------------------------------------------------------------------------------------------
CD Soda SLR, Inc.                           MD         Fallon, NV - Ownership interest in a
                                                       partnership that owns a geothermal
                                                       resources
----------------------------------------------------------------------------------------------
AMOR IV Corporation                         DE         Fallon, NV - Provides geothermal
                                                       resources to lessee in a
                                                       sale/leaseback
----------------------------------------------------------------------------------------------
AMOR IX Corporation                         DE         Fallon, NV - Lessee in a
                                                       sale/leaseback of a QF facility
----------------------------------------------------------------------------------------------
ACE Operating Partners                      CA         Trona, CA - Partnership that owns a
                                                       QF facility
----------------------------------------------------------------------------------------------
Inter-Power/AhlCon Partners                 DE         Colver, PA - Partnership that is the
Limited  Partnership                                   lessee in the sale/leaseback of a QF
                                                       facility
----------------------------------------------------------------------------------------------
CE Colver II, Inc.                          MD         Colver, PA - Ownership interest in
                                                       partnership that has an ownership
                                                       interest in a partnership that is the
                                                       lessee in the sale/leaseback of a QF
                                                       facility
----------------------------------------------------------------------------------------------
CE Colver III, Inc.                         MD         Colver, PA - Ownership interest in a
                                                       partnership that has an ownership
                                                       interest in a partnership that is the
                                                       lessee in the sale/leaseback of a QF
                                                       facility
----------------------------------------------------------------------------------------------
A/C Fuels Company                           PA         Carbon County, PA - Partnership that
                                                       owns waste coal
----------------------------------------------------------------------------------------------
CE Culm, Inc.                               MD         Carbon County, PA - Ownership
                                                       interest in a partnership that owns
                                                       waste coal
----------------------------------------------------------------------------------------------
Freehold Cogeneration Associates            DE         Formerly the developer of an electric
Limited Partnership                                    generating facility
----------------------------------------------------------------------------------------------
CE Freehold Limited Partnership             MD         Inactive
----------------------------------------------------------------------------------------------
CE Freehold I, Inc.                         MD         Inactive
----------------------------------------------------------------------------------------------
CE Freehold II, Inc.                        MD         Inactive
----------------------------------------------------------------------------------------------
CE Freehold III, Inc.                       MD         Inactive
----------------------------------------------------------------------------------------------
Lake City Geothermal I, L.P.                CA         Inactive
----------------------------------------------------------------------------------------------
CE Lake City Limited Partnership I          MD         Inactive
----------------------------------------------------------------------------------------------
CE Long Valley Limited Partnership          MD         Inactive
----------------------------------------------------------------------------------------------
CE Long Valley I, Inc.                      MD         Inactive
----------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------
CE Long Valley II, Inc.                     MD         Inactive
----------------------------------------------------------------------------------------------
Mojave Power Partners, L.P.                 MD         Inactive
----------------------------------------------------------------------------------------------
Puna Geothermal Venture                     HI         Hilo, HI - Partnership that owns a
                                                       PURPA geothermal facility
----------------------------------------------------------------------------------------------
CE Puna I, Inc.                             MD         Hilo, HI - Partnership that owns a
                                                       PURPA geothermal facility
----------------------------------------------------------------------------------------------
CE Puna II, Inc.                            MD         Hilo, HI - Ownership interest in a
                                                       partnership that owns an interest in
                                                       a partnership that owns a PURPA
                                                       geothermal facility
----------------------------------------------------------------------------------------------
CE Puna III, Inc.                           MD         Inactive
----------------------------------------------------------------------------------------------
Searles Valley Power Partners, L.P.         CA         Inactive
----------------------------------------------------------------------------------------------
CE Taunton Limited Partnership              MD         Inactive
----------------------------------------------------------------------------------------------
CE Taunton I, Inc.                          MD         Inactive
----------------------------------------------------------------------------------------------
CE Taunton II, Inc.                         MD         Inactive
----------------------------------------------------------------------------------------------
CE Technical Services, Inc.                 MD         Inactive
----------------------------------------------------------------------------------------------
Central Wayne Energy Recovery               MD         Wayne County, MI - Partnership that
Limited Partnership                                    owns a QF facility
----------------------------------------------------------------------------------------------
CE Wayne II, Inc.                           MD         Wayne County, MI - Ownership interest
                                                       in a partnership that owns an
                                                       interest in a partnership that owns a
                                                       QF facility
----------------------------------------------------------------------------------------------
Cabazon Wind Partners, LLC                  CA         San Gorgonio Pass, CA - LLC formed to
                                                       hold an electric generating facility,
                                                       on which development has been
                                                       terminated
----------------------------------------------------------------------------------------------
CP Cabazon I, Inc.                          MD         San Gorgonio Pass, CA - Member of an
                                                       LLC that was formed to hold an
                                                       electric generating facility, on
                                                       which development has been terminated
----------------------------------------------------------------------------------------------
CP Cabazon II, Inc.                         MD         San Gorgonio Pass, CA - Member of an
                                                       LLC that was formed to hold an
                                                       electric generating facility, on
                                                       which  development has been terminated
----------------------------------------------------------------------------------------------
Gary Coal Processing Limited                DE         Gary, IN - Partnership that owns a
Partnership                                            coal processing facility
----------------------------------------------------------------------------------------------
Gary - PCI Ltd., L.P.                       DE         Gary, IN - Ownership interest in a
                                                       partnership that owns a coal
                                                       processing facility
----------------------------------------------------------------------------------------------
CP - Gary Limited Partnership               MD         Gary, IN - Ownership interest in
                                                       partnership that has an ownership in
                                                       a partnership that owns a coal
                                                       processing facility
----------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------
CP - Gary I, Inc.                           MD         Gary, IN - Ownership interest in a
                                                       partnership that owns an interest in
                                                       a partnership that owns an interest
                                                       in a partnership that owns a coal
                                                       processing facility
----------------------------------------------------------------------------------------------
CP - Gary II, Inc.                          MD         Gary, IN - Ownership interest in a
                                                       partnership that owns an interest in
                                                       a partnership that owns an interest
                                                       in a partnership that owns a coal
                                                       processing facility
----------------------------------------------------------------------------------------------
CP - Gary III, Inc.                         MD         Gary, IN - Ownership interest in a
                                                       partnership that owns an interest in
                                                       a partnership that owns an interest
                                                       in a partnership that owns a coal
                                                       processing facility
----------------------------------------------------------------------------------------------
CP - Gary IV, Inc.                          MD         Gary, IN - Ownership interest in a
                                                       partnership that owns an interest in
                                                       a partnership that owns an interest
                                                       in a partnership that owns a coal
                                                       processing facility
----------------------------------------------------------------------------------------------
CP Stillwater-Wellfield, Inc.               MD         Fallon, NV - Ownership interest in
                                                       Corporation that owns interest in
                                                       Partnership that is owner/lessee of a
                                                       QF facility in a sale/leaseback
----------------------------------------------------------------------------------------------
Stillwater Geothermal I                     NV         Fallon, NV - Partnership that is the
                                                       owner/lessee in a sale/leaseback.
----------------------------------------------------------------------------------------------
The Peruvian Investment Group I,            DE         Inactive
Inc.
----------------------------------------------------------------------------------------------
The Peruvian Investment Group II,           DE         Inactive
Inc.
----------------------------------------------------------------------------------------------
CP High Desert Limited Partnership          MD         Victorville, CA - Member of an LLC
                                                       that was formed to hold an electric
                                                       generating facility currently in
                                                       development
----------------------------------------------------------------------------------------------
CP High Desert I, Inc.                      MD         Victorville, CA - Ownership interest
                                                       in a partnership that is a member of
                                                       an LLC that was formed to hold an
                                                       electric generating facility
                                                       currently in development
----------------------------------------------------------------------------------------------
CP High Desert II, Inc.                     MD         Victorville, CA - Ownership interest
                                                       in a partnership that is a member of
                                                       an LLC that was formed to hold an
                                                       electric generating facility
                                                       currently in development
----------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------
Nickel Hill Energy, LLC                     MD         Dracut, MA - An LLC formed to hold an
                                                       electric generating facility currently
                                                       in development
----------------------------------------------------------------------------------------------
CP Nickel Hill, LLC                         DE         Inactive
----------------------------------------------------------------------------------------------
CP Oleander Limited Partnership             MD         Brevard County, FL - Ownership interest
                                                       in a partnership that was formed to
                                                       hold an electric generating facility
                                                       currently in development
----------------------------------------------------------------------------------------------
CP Oleander I, Inc.                         MD         Brevard County, FL - Ownership
                                                       interest in a partnership that has an
                                                       ownership interest in a partnership
                                                       that was formed to hold an electric
                                                       generating facility currently in
                                                       development
----------------------------------------------------------------------------------------------
CP Oleander II, Inc.                        MD         Brevard County, FL - Ownership
                                                       interest in a partnership that has an
                                                       ownership interest in a partnership
                                                       that was formed to hold an electric
                                                       generating facility currently in
                                                       development
----------------------------------------------------------------------------------------------
CP Florida Investors, Inc.                  MD         Brevard County, FL - Ownership
                                                       interest in a partnership that owns
                                                       an interest in a partnership that was
                                                       formed to hold an electric generating
                                                       facility currently in development
----------------------------------------------------------------------------------------------
Sunnyside Generation, LLC                   DE         Sunnyside, Utah - Entity administers
                                                       stock purchase agreement for partner
                                                       of partnership that owns an interest
                                                       in a partnership that owns a QF
                                                       facility
----------------------------------------------------------------------------------------------
CP Sunnyside I, Inc.                        MD         Sunnyside, Utah - Owns companies that
                                                       own interests in a partnership that
                                                       owns an interest in a partnership
                                                       that owns a QF facility
----------------------------------------------------------------------------------------------
Sunnyside II, Inc.                          DE         Sunnyside, Utah - Ownership interest
                                                       in a partnership that owns an
                                                       interest in a partnership that owns a
                                                       QF facility
----------------------------------------------------------------------------------------------
Sunnyside III, Inc.                         DE         Sunnyside, Utah - Ownership interest
                                                       in a partnership that owns an
                                                       interest in a partnership that owns a
                                                       QF facility
----------------------------------------------------------------------------------------------
Sunnyside Cogeneration Associates           UT         Sunnyside, Utah - Owns a QF facility
----------------------------------------------------------------------------------------------
Pace Carbon Synfuels Investors, L.P.        DE         VA and W.VA - Partnership that owns
                                                       coal processing facilities
----------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------
CP Synfuels Investor, LLC                   MD         VA and W. VA - An LLC that has an
                                                       interest in a partnership that owns
                                                       coal processing facilities
----------------------------------------------------------------------------------------------
CP Synfuels, Inc.                           MD         Inactive
----------------------------------------------------------------------------------------------
CP Synfuels Investor, Inc.                  MD         VA and W. VA - Ownership of companies
                                                       that are members of an LLC that has
                                                       an interest in a partnership that
                                                       owns coal processing facilities
----------------------------------------------------------------------------------------------
CP Synfuels Member, Inc.                    MD         Inactive
----------------------------------------------------------------------------------------------
Rio Nogales I, Inc.                         DE         Seguin, Texas - Ownership interest in
                                                       a partnership that was formed to hold
                                                       an electric generating facility
                                                       currently in development
----------------------------------------------------------------------------------------------
Rio Nogales II, Inc.                        DE         Seguin, Texas - Ownership interest in
                                                       a partnership that was formed to hold
                                                       an electric generating facility
                                                       currently in development
----------------------------------------------------------------------------------------------
Luz Solar Partners Ltd., V                  CA         Kramer Junction, California - Owner
                                                       of electric facility
----------------------------------------------------------------------------------------------
Gateway Power Project, L.P.                 DE         Gilmer, Texas - Partnership formed to
                                                       hold an electric generating facility
                                                       currently in development
----------------------------------------------------------------------------------------------
Gateway Power I, Inc.                       DE         Gilmer, Texas - Ownership interest in
                                                       a partnership that was formed to hold
                                                       an electric generating facility
                                                       currently in development
----------------------------------------------------------------------------------------------
Gateway II, Inc.                            DE         Gilmer, Texas - Ownership interest in
                                                       a partnership that was formed to hold
                                                       an electric generating facility
                                                       currently in development
----------------------------------------------------------------------------------------------
Constellation Power Development,            MD         Baltimore, MD - developer of
Inc.                                                   wholesale power projects
----------------------------------------------------------------------------------------------
Constellation Power International      Cayman Island   Baltimore, MD - developer of
Development, Inc.                                      international power projects
----------------------------------------------------------------------------------------------
Constellation Power International      Cayman Island   Baltimore, MD - a holding company of
Investments, Ltd.                                      international power projects
----------------------------------------------------------------------------------------------
Constellation Water Systems, Inc.           DE         Inactive
----------------------------------------------------------------------------------------------
West Chicago Energy, LLC                    MD         Chicago, IL suburb - Formed to own an
                                                       electric generating facility
                                                       currently in development
----------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------
Endless Mountains Energy, LLC               MD         Bradford County, PA - Formed to own
                                                       an electric generating facility
                                                       currently in development
----------------------------------------------------------------------------------------------
North Pond Energy Park, LLC                 MD         Hardee County, FL - Formed to own an
                                                       electric generating facility
                                                       currently in development
----------------------------------------------------------------------------------------------
South Pond Energy Park, LLC                 MD         Hardee County, FL - Formed to own an
                                                       electric generating facility
                                                       currently in development
----------------------------------------------------------------------------------------------

      Subsidiaries of Constellation Power International Investments, Ltd.
      -------------------------------------------------------------------


----------------------------------------------------------------------------------------------
Green Tree Finance Company             Cayman Island   Guatemala - ownership interest in a
                                                       company that owns an EWG
----------------------------------------------------------------------------------------------
FondElec General Partners, L.P.       Cayman Islands   Ownership interest in a company that
                                                       has ownership interest in FUCOS,
                                                       EWGs and other energy related
                                                       businesses in Latin America
----------------------------------------------------------------------------------------------
Guatemalan Generating Group - I        Cayman Island   Guatemala - ownership interest in a
                                                       company that owns an EWG
----------------------------------------------------------------------------------------------
CP Panama I, S.A.                         Panama       Panama - ownership interest in a
                                                       company that has an ownership
                                                       interest in a FUCO
----------------------------------------------------------------------------------------------
Panama Distribution Group, S.A.           Panama       Panama - ownership interest a FUCO
----------------------------------------------------------------------------------------------
The Latin America Energy and          Cayman Islands   Ownership interests in FUCOS, EWGS
 Electricity Fund I, L.P.                              and other energy related businesses
                                                       in Latin America
----------------------------------------------------------------------------------------------
Latin American Power Partners         Cayman Islands   Potentially develop power projects
 Limited                                               in Latin America
----------------------------------------------------------------------------------------------
CPII Curacao, Ltd.                    Cayman Islands   Inactive
----------------------------------------------------------------------------------------------


             Subsidiaries of Constellation Operating Services, Inc.
             ------------------------------------------------------


----------------------------------------------------------------------------------------------
A/C Power (formerly PYCO Ace                MD         Carbon County, PA and Trona, CA -
Operations)                                            Partnership that operates and
                                                       maintains QF facilities
----------------------------------------------------------------------------------------------
PCI Operating Company Partnership           MD         Gary, IN - Operation and maintenance
                                                       of a coal processing facility
----------------------------------------------------------------------------------------------
Trona Operating Partners, G.P.              MD         Trona, CA - operates and maintains
                                                       QF facility
----------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------
COSI - Gary I, Inc.                         MD         Gary, Indiana - ownership interest
                                                       in a partnership that provides
                                                       operation and maintenance of a coal
                                                       processing facility
----------------------------------------------------------------------------------------------
COSI - Gary II, Inc.                        MD         Gary, Indiana - ownership interest
                                                       in a partnership that provides
                                                       operation and maintenance of a coal
                                                       processing facility
----------------------------------------------------------------------------------------------
COSI Nevada, Inc.                           MD         Inactive
----------------------------------------------------------------------------------------------
COSI Synfuels, Inc.                         MD         Inactive
----------------------------------------------------------------------------------------------
COSI Synfuels VA1, Inc.                     MD         Virginia - Operate a fuel processing
                                                       facility
----------------------------------------------------------------------------------------------
COSI Synfuels WV1, Inc.                     MD         West Virginia - operate a fuel
                                                       processing facility
----------------------------------------------------------------------------------------------
COSI Synfuels WV2, Inc.                     MD         West Virginia - Operate a fuel
                                                       processing facility
----------------------------------------------------------------------------------------------
COSI Synfuels WV3, Inc.                     MD         West Virginia - Operate a fuel
                                                       processing facility
----------------------------------------------------------------------------------------------
COSI Ultra, Inc.                            MD         Baltimore, MD - Ownership interest
                                                       in a partnership that operates and
                                                       maintains QF facilities
----------------------------------------------------------------------------------------------
COSI Ultra II, Inc.                         MD         Baltimore, MD - Ownership interest
                                                       in a partnership that operates and
                                                       maintains QF facilities
----------------------------------------------------------------------------------------------
Constellation Operating Services      Cayman Islands   Baltimore, MD - Operation and
International                                          maintenance of international energy
                                                       facilities
----------------------------------------------------------------------------------------------
Constellation Operating Services      Cayman Islands   Baltimore, MD - Operation and
International - I                                      maintenance of international energy
                                                       facilities
----------------------------------------------------------------------------------------------
COAC de Guatemala, S.A.                  Guatemala     Inactive
----------------------------------------------------------------------------------------------

             Subsidiaries of Constellation Real Estate Group, Inc.
             -----------------------------------------------------


----------------------------------------------------------------------------------------------
KMS Oldco, Inc.                             MD         Inactive
----------------------------------------------------------------------------------------------
Constellation Real Estate, Inc.             MD         Columbia, MD - Own & develop Real
                                                       Estate
----------------------------------------------------------------------------------------------
Constellation Health Services, Inc.         MD         Baltimore, MD - Own & develop senior
                                                       living facilities
----------------------------------------------------------------------------------------------
CPI Church Street, Inc.                     MD         Inactive
----------------------------------------------------------------------------------------------

                Subsidiaries of Constellation Real Estate, Inc.
                -----------------------------------------------


----------------------------------------------------------------------------------------------
AE4, LLC                                    MD         Howard County, MD - An LLC that owns
                                                       & develops Real Estate
----------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------
Annapolis Exchange, LLC                     MD         Anne Arundel County, MD - An LLC
                                                       that owns & develops Real Estate
----------------------------------------------------------------------------------------------------
Annapolis Exchange Lot I, LLC               MD         Anne Arundel County, MD - Member of
                                                       an LLC that owns & develops Real
                                                       Estate
----------------------------------------------------------------------------------------------------
Annapolis Exchange Lot II, LLC              MD         Anne Arundel County, MD - Member of
                                                       an LLC that owns & develops Real
                                                       Estate
----------------------------------------------------------------------------------------------------
Annapolis Exchange Lot III, LLC             MD         Anne Arundel County, MD - Member of
                                                       an LLC that owns & develops Real
                                                       Estate
----------------------------------------------------------------------------------------------------
Annapolis Exchange Lot IV, LLC              MD         Anne Arundel County, MD - Member of
                                                       an LLC that owns & develops Real
                                                       Estate
----------------------------------------------------------------------------------------------------
Annapolis Exchange Lot V, LLC               MD         Anne Arundel County, MD - Member of
                                                       an LLC that owns & develops Real
                                                       Estate
----------------------------------------------------------------------------------------------------
Annapolis Exchange Lot VI, LLC              MD         Anne Arundel County, MD - Member of
                                                       an LLC that owns & develops Real
                                                       Estate
----------------------------------------------------------------------------------------------------
Annapolis Exchange Lot VII, LLC             MD         Anne Arundel County, MD - Member of
                                                       an LLC that owns & develops Real
                                                       Estate
----------------------------------------------------------------------------------------------------
Annapolis Exchange Lot VIII, LLC            MD         Anne Arundel County, MD - Member of
                                                       an LLC that owns & develops Real
                                                       Estate
----------------------------------------------------------------------------------------------------
Annapolis Exchange Lot IX, LLC              MD         Anne Arundel County, MD - Member of
                                                       an LLC that owns & develops Real
                                                       Estate
----------------------------------------------------------------------------------------------------
Annapolis Exchange Lot X, LLC               MD         Anne Arundel County, MD - Member of
                                                       an LLC that owns & develops Real
                                                       Estate
----------------------------------------------------------------------------------------------------
Constellation Meadows I, LLC                VA         Chantilly, VA - LLC that owned Real
                                                       Estate
----------------------------------------------------------------------------------------------------
CPI Meadows One, Inc.                       MD         Chantilly, VA - Sole Member of LLC
                                                       that owned Real Estate
----------------------------------------------------------------------------------------------------
257 Oxon, LLC                               MD         Prince George's County, MD - LLC
                                                       that owns Real Estate
----------------------------------------------------------------------------------------------------
CPI 257, Inc.                               MD         Prince George's County, MD - Sole
                                                       member of an LLC that owns Real
                                                       Estate
----------------------------------------------------------------------------------------------------
CPI Brown's Wharf, Inc.                     MD         Inactive
----------------------------------------------------------------------------------------------------
CPI Gatespring II, Inc.                     MD         Inactive
----------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------
Hickory Ridge-Route 40 Limited              MD         Harford County, MD - Partnership
Partnership                                            owning Real Estate
----------------------------------------------------------------------------------------------------
CPI Hickory Ridge, Inc.                     MD         Harford County, MD - Ownership
                                                       interest in a partnership owning
                                                       Real Estate
----------------------------------------------------------------------------------------------------
Jolly Knolls, LLC                           MD         Annapolis Junction, MD - Owns &
                                                       develops Real Estate
----------------------------------------------------------------------------------------------------
CPI Jolly Knolls, Inc.                      MD         Annapolis Junction, MD - sole member
                                                       of an LLC that owns Real Estate
----------------------------------------------------------------------------------------------------
CPI Lynch, Inc.                             MD         Inactive
----------------------------------------------------------------------------------------------------
Urbana - Route 355 Limited                  MD         Frederick County, MD - owns &
Partnership                                            develops Real Estate
----------------------------------------------------------------------------------------------------
CPI Montecito, Inc.                         MD         Frederick County, MD - Ownership
                                                       interest in a partnership formed to
                                                       own & develop Real Estate
----------------------------------------------------------------------------------------------------
CPI National Business Park I, Inc.          MD         Inactive
----------------------------------------------------------------------------------------------------
CPI National Business Park II, Inc.         MD         Inactive
----------------------------------------------------------------------------------------------------
CPI National Business Park III, Inc.        MD         Inactive
----------------------------------------------------------------------------------------------------
CPI Springfield, LLC                        MD         Howard County, MD - LLC that invests
                                                       and completes financial transactions
                                                       of tangible and intangible assets
----------------------------------------------------------------------------------------------------
CPI Partner, Inc.                           MD         Inactive
----------------------------------------------------------------------------------------------------
Piney Orchard Master Partnership            MD         Odenton, MD - a Partnership that
                                                       owns Real Estate
----------------------------------------------------------------------------------------------------
Piney Orchard Village Center, LLC           MD         Odenton, MD - An LLC with an
                                                       ownership interest in a partnership
                                                       that owns & develops Real Estate
----------------------------------------------------------------------------------------------------
CPI Piney Orchard Village Center,           MD         Odenton, MD - Sole member of an LLC
Inc.                                                   formed to own & develop Real Estate
----------------------------------------------------------------------------------------------------
CPI Springfield, Inc.                       MD         Inactive
----------------------------------------------------------------------------------------------------
Timothy-Brandywine Associates               MD         Prince George's County, MD -
Limited Partnership                                    partnership formed to own & develop
                                                       Real Estate
----------------------------------------------------------------------------------------------------
CPO Brandywine Commerce Centre, Inc.        MD         Prince George's County, MD -
                                                       Ownership interest in a partnership
                                                       that owns & develops Real Estate
----------------------------------------------------------------------------------------------------
Accokeek-Brandywine Associates              MD         Prince George's County, MD
Limited Partnership                                    -Partnership formed to own & develop
                                                       Real Estate
----------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------
CPO Brandywine West, Inc.                   MD         Prince George's County, MD -
                                                       ownership interest in a partnership
                                                       formed to own & develop Real Estate
----------------------------------------------------------------------------------------------------
CPO Constellation Centre, Inc.              MD         Inactive
----------------------------------------------------------------------------------------------------
Piney Courts, Inc.                          MD         Baltimore, MD - corporation formed
                                                       to own & develop Real Estate
----------------------------------------------------------------------------------------------------
First State Plaza Associates                DE         Inactive
Limited Partnership
----------------------------------------------------------------------------------------------------
KMS 1/st/ State Limited Partnership         DE         Inactive
----------------------------------------------------------------------------------------------------
CPO First State, Inc.                       MD         Inactive
----------------------------------------------------------------------------------------------------
CPO Laurel Tower, Inc.                      MD         Inactive
----------------------------------------------------------------------------------------------------
Montmott Associates Limited                 MD         Frederick County, MD - Partnership
Partnership                                            formed to Own & develop Real Estate
----------------------------------------------------------------------------------------------------
CPO Montecito Business Park, Inc.           MD         Frederick County, MD - Ownership
                                                       interest in a partnership formed to
                                                       own & develop Real Estate
----------------------------------------------------------------------------------------------------
Jolly Acres Limited Partnership             MD         Anne Arundel County, MD -
                                                       partnership that owns Real Estate
----------------------------------------------------------------------------------------------------
CPO National Business Park, Inc.            MD         Anne Arundel County, MD - Ownership
                                                       interest in a partnership that owns
                                                       Real Estate
----------------------------------------------------------------------------------------------------
CPI PMK-NBP, Inc.                           MD         Anne Arundel County, MD - Ownership
                                                       interest in a partnership that owns
                                                       Real Estate
----------------------------------------------------------------------------------------------------
CPI WES-NBP, Inc.                           MD         Anne Arundel County, MD - Ownership
                                                       interest in a partnership that owns
                                                       Real Estate
----------------------------------------------------------------------------------------------------
Arbitrage Land Limited Partnership          MD         Anne Arundel County, MD -
                                                       partnership that owns Real Estate
----------------------------------------------------------------------------------------------------
CPO National Business Park (North),         MD         Anne Arundel County, MD - ownership
Inc.                                                   interest in a partnership that owns
                                                       Real Estate
----------------------------------------------------------------------------------------------------
CPI WES-Arbitrage, Inc.                     MD         Anne Arundel County, MD - ownership
                                                       interest in a partnership that owns
                                                       Real Estate
----------------------------------------------------------------------------------------------------
CPI PMK-Arbitrage, Inc.                     MD         Anne Arundel County, MD - ownership
                                                       interest in a partnership that owns
                                                       Real Estate
----------------------------------------------------------------------------------------------------
Peppercorn Land Limited Partnership         MD         Odenton, MD - partnership that owns
                                                       Real Estate
----------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------
CPO Piney Orchard Land (East), Inc.         MD         Odenton, MD - ownership interest in
                                                       a partnership that owns Real Estate
----------------------------------------------------------------------------------------------------
CPO Three Centre Park, Inc.                 MD         Inactive
----------------------------------------------------------------------------------------------------
CPO Valley Centre, Inc.                     MD         Inactive
----------------------------------------------------------------------------------------------------
Jolly Acres Utilities, Inc.                 MD         Inactive
----------------------------------------------------------------------------------------------------
CPO Jolly Utilities, Inc.                   MD         Inactive
----------------------------------------------------------------------------------------------------
Parkway Crossing Associates, LLC            VA         Prince William County, VA - an LLC
                                                       that owned Real Estate
----------------------------------------------------------------------------------------------------
Piney Orchard Wastewater, Inc.              DE         Odenton, MD - owner of a waste water
                                                       treatment facility
----------------------------------------------------------------------------------------------------
CPO Piney Wastewater, Inc.                  MD         Odenton, MD - ownership interest in
                                                       a company that owns a waste water
                                                       treatment facility
----------------------------------------------------------------------------------------------------
Piney Orchard Employment Center             MD         Odenton, MD - Ownership interest in
Limited Partnership                                    a partnership that owns Real Estate
----------------------------------------------------------------------------------------------------
River Run at Piney Orchard                  MD         Howard County , MD - Homeowner's
Homeowner's Association, Inc.                          Association
----------------------------------------------------------------------------------------------------
BOKS-13, Inc.                               MD         Odenton, MD - Ownership interest in
                                                       a partnership that has an ownership
                                                       percentage in a partnership that
                                                       owns Real Estate
----------------------------------------------------------------------------------------------------
Piney Orchard Limited Partnership           MD         Odenton, MD - ownership interest in
                                                       a partnership that owns Real Estate
----------------------------------------------------------------------------------------------------
CPO Piney Orchard, Inc.                     MD         Odenton, MD - ownership interest in
                                                       a partnership that has an ownership
                                                       percentage in a partnership that
                                                       owns Real Estate
----------------------------------------------------------------------------------------------------
Piney Orchard Residential One               MD         Odenton, MD - ownership interest in
Limited Partnership                                    a partnership that owns Real Estate
----------------------------------------------------------------------------------------------------
BOKS-14, Inc.                               MD         Odenton, MD - ownership interest in
                                                       a partnership that has an ownership
                                                       interest in a partnership that owns
                                                       Real Estate
----------------------------------------------------------------------------------------------------
Piney Orchard Residential Two               MD         Odenton, MD - ownership interest in
Limited Partnership                                    a partnership that owns Real Estate
----------------------------------------------------------------------------------------------------
BOKS-15, Inc.                               MD         Odenton, MD - ownership interest in
                                                       a partnership that has an ownership
                                                       interest in a partnership that owns
                                                       Real Estate.
----------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------
Piney Orchard Residential Three             MD         Odenton, MD - ownership interest in
Limited Partnership                                    a partnership that owns Real Estate
----------------------------------------------------------------------------------------------------
BOKS-16, Inc.                               MD         Odenton, MD - ownership interest in
                                                       a partnership that has an ownership
                                                       interest in a partnership that owns
                                                       Real Estate
----------------------------------------------------------------------------------------------------
Piney Orchard Town Center Limited           MD         Odenton, MD - ownership interest in
Partnership                                            a partnership that owns Real Estate
----------------------------------------------------------------------------------------------------
BOKS-12, Inc.                               MD         Odenton, MD - ownership interest in
                                                       a partnership that has an ownership
                                                       interest in a partnership that owns
                                                       Real Estate
----------------------------------------------------------------------------------------------------
PMK-1, Inc.                                 MD         Anne Arundel County, MD - ownership
                                                       interest in a partnership that owns
                                                       Real Estate
----------------------------------------------------------------------------------------------------
PMK-2, Inc.                                 MD         Anne Arundel County, MD - ownership
                                                       interest in a partnership that owns
                                                       Real Estate
----------------------------------------------------------------------------------------------------
PMK-3, Inc.                                 MD         Anne Arundel County, MD - ownership
                                                       interest in a partnership that owns
                                                       Real Estate
----------------------------------------------------------------------------------------------------
PMK-4, Inc.                                 MD         Anne Arundel County, MD - ownership
                                                       interest in a partnership that owns
                                                       Real Estate
----------------------------------------------------------------------------------------------------
PMK-5, Inc.                                 MD         Anne Arundel County, MD - ownership
                                                       interest in a partnership that owns
                                                       Real Estate
----------------------------------------------------------------------------------------------------
PMK-6, Inc.                                 MD         Anne Arundel County, MD - ownership
                                                       interest in a partnership that owns
                                                       Real Estate
----------------------------------------------------------------------------------------------------
WES-1, Inc.                                 MD         Anne Arundel County, MD - ownership
                                                       interest in a partnership that owns
                                                       Real Estate
----------------------------------------------------------------------------------------------------
WES-2, Inc.                                 MD         Anne Arundel County, MD - ownership
                                                       interest in a partnership that owns
                                                       Real Estate
----------------------------------------------------------------------------------------------------
WES-3, Inc.                                 MD         Anne Arundel County, MD - ownership
                                                       interest in a partnership that owns
                                                       Real Estate
----------------------------------------------------------------------------------------------------
WES-4, Inc.                                 MD         Anne Arundel County, MD - ownership
                                                       interest in a partnership that owns
                                                       Real Estate
----------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------
WES-5, Inc.                                 MD         Anne Arundel County, MD - ownership
                                                       interest in a partnership that owns
                                                       Real Estate
----------------------------------------------------------------------------------------------------
WES-6, Inc.                                 MD         Anne Arundel County, MD - ownership
                                                       interest in a partnership that owns
                                                       Real Estate
----------------------------------------------------------------------------------------------------
Onyx Realty Development Corporation         DE         Columbia, MD - Real Estate
                                                       Development
----------------------------------------------------------------------------------------------------
Bon Tasha Group                             MD         Inactive
----------------------------------------------------------------------------------------------------
Parliament Investors                        MD         Inactive
----------------------------------------------------------------------------------------------------
2301 Russell Group                          MD         Baltimore, MD - Partnership that
                                                       owns Real Estate
----------------------------------------------------------------------------------------------------
Rory & Company                              MD         Inactive
----------------------------------------------------------------------------------------------------
Tri-Lake                                    MD         Inactive
----------------------------------------------------------------------------------------------------
Mil-Mar Associates                          MD         Inactive
----------------------------------------------------------------------------------------------------
TDH Holdings                                MD         Baltimore, MD - Partnership that
                                                       owns Real Estate
----------------------------------------------------------------------------------------------------
MJK Enterprises                             MD         Inactive
----------------------------------------------------------------------------------------------------
Ariana Associates                           MD         Inactive
----------------------------------------------------------------------------------------------------
Shawmut Associates                          MD         Inactive
----------------------------------------------------------------------------------------------------
Fair Haven Enterprises                      MD         Inactive
----------------------------------------------------------------------------------------------------
Comix                                       MD         Baltimore, MD - Partnership that
                                                       owns Real Estate
----------------------------------------------------------------------------------------------------
P.A. Investments                            MD         Inactive
----------------------------------------------------------------------------------------------------
Greenberg Family Partnership                MD         Inactive
----------------------------------------------------------------------------------------------------
Marsky Brothers                             MD         Inactive
----------------------------------------------------------------------------------------------------
Windsor Properties                          MD         Inactive
----------------------------------------------------------------------------------------------------
East Realty Holdings, Inc.                  DE         Inactive
----------------------------------------------------------------------------------------------------
Hopestill Holdings, Inc.                    MD         Inactive
----------------------------------------------------------------------------------------------------
Cullen Construction, Inc.                   MD         Inactive
----------------------------------------------------------------------------------------------------
Churchill Partnership                       MD         Inactive
----------------------------------------------------------------------------------------------------
Braces, Ltd.                                MD         Baltimore, MD - Ownership interest
                                                       in a partnership that owns Real
                                                       Estate
----------------------------------------------------------------------------------------------------
Bristol Creek Corporation                   MD         Inactive
----------------------------------------------------------------------------------------------------
Elmdale Corporation                         MD         Baltimore, MD - Ownership interest
                                                       in a partnership that owns Real
                                                       Estate
----------------------------------------------------------------------------------------------------
FNP Management Corporation                  MD         Baltimore, MD - Ownership interest
                                                       in a company that owns Real Estate
----------------------------------------------------------------------------------------------------
Franklin Holding, Inc.                      MD         Baltimore, MD - Ownership interest
                                                       in a partnership that owns Real
                                                       Estate
----------------------------------------------------------------------------------------------------
Gray Saddle, Inc.                           MD         Inactive
----------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------
J.R.S. Transportation                       NJ         Baltimore, MD -owns Real Estate
----------------------------------------------------------------------------------------------------
Paper Ridge Corporation                     MD         Inactive
----------------------------------------------------------------------------------------------------
Stefco, Inc.                                MD         Baltimore, MD - Ownership interest
                                                       in a partnership that owns Real
                                                       Estate
----------------------------------------------------------------------------------------------------
Sunshine Light, Inc.                        MD         Inactive
----------------------------------------------------------------------------------------------------
Terry Lane Corporation                      MD         Baltimore, MD - Ownership interest
                                                       in a company that owns an interest
                                                       in a partnership that owns Real
                                                       Estate
----------------------------------------------------------------------------------------------------
Woodlawn Investors, Inc.                    MD         Inactive
----------------------------------------------------------------------------------------------------
Mercury Welding, Inc.                       NJ         Inactive
----------------------------------------------------------------------------------------------------

              Subsidiaries of Constellation Health Services, Inc.
              ---------------------------------------------------


----------------------------------------------------------------------------------------------------
CHS Annapolis Assisted, Inc.                MD         Inactive
----------------------------------------------------------------------------------------------------
Aspenwood Associates Limited                MD         Montgomery County, MD - partnership
Partnership                                            that owns a senior living facility
----------------------------------------------------------------------------------------------------
CHS Aspenwood, Inc.                         MD         Montgomery County, MD - ownership
                                                       interest in a partnership that owns
                                                       a senior living facility
----------------------------------------------------------------------------------------------------
CHS Aspenwood II, Inc.                      MD         Montgomery County, MD - ownership
                                                       interest in a partnership that owns
                                                       a senior living facility
----------------------------------------------------------------------------------------------------
Aspenwood MRC Limited Partnership           MD         Montgomery County, MD - partnership
                                                       that owns a senior living facility
----------------------------------------------------------------------------------------------------
HeartHomes Residence at Bay Ridge           MD         Annapolis, MD - An LLC that owns a
I, LLC                                                 senior living facility
----------------------------------------------------------------------------------------------------
CHS Bay Ridge Assisted I, Inc.              MD         Annapolis, MD - Sole Member of an
                                                       LLC that owns a senior living
                                                       facility
----------------------------------------------------------------------------------------------------
HeartHomes Residence at Bay Ridge           MD         Anne Arundel County, MD - an LLC
II, LLC                                                that owns a senior living facility
----------------------------------------------------------------------------------------------------
CHS Bay Ridge Assisted II, Inc.             MD         Anne Arundel County, MD - Sole
                                                       Member of an LLC that owns a senior
                                                       living facility
----------------------------------------------------------------------------------------------------
Rose Hill Residence at Bay Ridge I,         MD         Inactive
LLC
----------------------------------------------------------------------------------------------------
Rose Hill Residence at Bay Ridge            MD         Inactive
II, LLC
----------------------------------------------------------------------------------------------------
HeartHomes Residence at Bay Ridge           MD         Inactive
I, Inc.
----------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------
HeartHomes Residence at Bay Ridge           MD         Inactive
II, Inc.
----------------------------------------------------------------------------------------------------
Rose Hill Residence at Lutherville,         MD         Inactive
I, LLC
----------------------------------------------------------------------------------------------------
Rose Hill Residence at Lutherville          MD         Inactive
II, LLC
----------------------------------------------------------------------------------------------------
HeartHomes Residence at Lutherville         MD         Inactive
I, Inc.
----------------------------------------------------------------------------------------------------
HeartHomes Residence at Lutherville         MD         Inactive
II, Inc.
----------------------------------------------------------------------------------------------------
CHS Beechwood Assisted, Inc.                MD         Providence, RI - membership interest
                                                       in an LLC that owns a senior living
                                                       facility
----------------------------------------------------------------------------------------------------
CHS Bel Air Assisted, Inc.                  MD         Inactive
----------------------------------------------------------------------------------------------------
Constellation Carolina I, LLC               NC         North Carolina - an LLC that is
                                                       developing a senior living facility
----------------------------------------------------------------------------------------------------
CHS Crescent Assisted, Inc.                 MD         North Carolina - sole member of an
                                                       LLC that is developing a senior
                                                       living facility
----------------------------------------------------------------------------------------------------
CHS Crofton Assisted, Inc.                  MD         Inactive
----------------------------------------------------------------------------------------------------
HeartFields Retirement Community -          MD         Montgomery County MD - LLC that is
White Oak, LLC                                         developing a senior living facility
----------------------------------------------------------------------------------------------------
CHS Heartlands - White Oak, Inc.            MD         Montgomery County, MD - sole member
                                                       of an LLC that is developing a
                                                       senior living facility
----------------------------------------------------------------------------------------------------
CHS Laurel Assisted, Inc.                   MD         Inactive
----------------------------------------------------------------------------------------------------
HeartHomes Residence at Lutherville         MD         Lutherville, MD - LLC that owns a
I, LLC                                                 senior living facility
----------------------------------------------------------------------------------------------------
CHS Lutherville Assisted I, Inc.            MD         Lutherville MD - sole member of an
                                                       LLC that owns a senior living
                                                       facility
----------------------------------------------------------------------------------------------------
HeartHomes Residence at Lutherville         MD         Lutherville, MD - LLC that owns a
II, LLC                                                senior living facility
----------------------------------------------------------------------------------------------------
CHS Lutherville Assisted II, Inc.           MD         Lutherville, MD - Sole member of an
                                                       LLC that owns a senior living
                                                       facility
----------------------------------------------------------------------------------------------------
CHS Nursing I, Inc.                         MD         Inactive
----------------------------------------------------------------------------------------------------
NOVA-Potomac, LLC                           MD         Inactive
----------------------------------------------------------------------------------------------------
CHS Pikesville Assisted, Inc.               MD         Inactive
----------------------------------------------------------------------------------------------------
The HeartHaven Retirement Community         CT         Bloomfield, CT - LLC that is
- Seabury, LLC                                         developing a senior living facility
----------------------------------------------------------------------------------------------------
CHS Seabury, Inc.                           MD         Bloomfield, CT - Membership interest
                                                       in an LLC that is developing a
                                                       senior living facility
----------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------
CHS Severna Park Assisted, Inc.             MD         Inactive
----------------------------------------------------------------------------------------------------
Constellation Senior Services, Inc.         MD         Columbia, MD - Health care facility
                                                       management and consulting
----------------------------------------------------------------------------------------------------
HeartHomes Residence at Kellington          MD         Glen Burnie, MD - Partnership that
Limited Partnership                                    owns an assisted living facility
----------------------------------------------------------------------------------------------------
HeartHomes Residence at Kellington,         MD         Glen Burnie, MD - ownership interest
Inc.                                                   in a partnership that owns an
                                                       assisted living facility
----------------------------------------------------------------------------------------------------
HeartHomes Residence at Kellington          MD         Glen Burnie, MD - ownership interest
II, Inc.                                               in a partnership that owns an
                                                       assisted living facility
----------------------------------------------------------------------------------------------------
HeartHomes Residence at Linthicum,          MD         Linthicum, MD - an LLC that owns a
LLC                                                    senior living facility
----------------------------------------------------------------------------------------------------
HeartHomes Residence at Linthicum,          MD         Linthicum, MD - sole member of an
Inc.                                                   LLC that owns a senior living
                                                       facility
----------------------------------------------------------------------------------------------------
HeartHomes Residence at Piney               MD         Odenton, MD - Partnership that owns
Orchard Limited Partnership                            a senior living facility
----------------------------------------------------------------------------------------------------
HeartHomes Residence at Piney               MD         Odenton, MD - ownership interest in
Orchard, Inc.                                          a partnership that owns a senior
                                                       living facility
----------------------------------------------------------------------------------------------------
HeartHomes Residence at Piney               MD         Odenton, MD - ownership interest in
Orchard II, Inc.                                       a partnership that owns a senior
                                                       living facility
----------------------------------------------------------------------------------------------------
HeartFields Retirement Community -          VA         Shenandoah, VA - an LLC that is
Shenandoah, LLC                                        developing a senior living facility
----------------------------------------------------------------------------------------------------
HeartFields Retirement Community -          MD         Shenandoah, VA - Sole member of an
Shenandoah, Inc.                                       LLC that is developing a senior
                                                       living facility
----------------------------------------------------------------------------------------------------
HeartFields Retirement Community -          MD         Bowie, MD - an LLC that is
Bowie, LLC                                             developing a senior living facility
----------------------------------------------------------------------------------------------------
HeartFields Retirement Community -          MD         Bowie, MD - Sole Member of an LLC
Bowie, Inc.                                            that is developing a senior living
                                                       facility
----------------------------------------------------------------------------------------------------
HeartFields Retirement Community -          MD         Monmouth County, CT - LLC that is
Raleigh, LLC                                           developing a senior living facility
----------------------------------------------------------------------------------------------------
HeartFields Retirement Community -          MD         Monmouth County, CT - Sole Member of
Raleigh, Inc.                                          an LLC that is developing a senior
                                                       living facility
----------------------------------------------------------------------------------------------------
Heartlands Retirement Community -           MD         Ellicott City, MD - owner of a
Ellicott City I, Inc.                                  senior living facility
----------------------------------------------------------------------------------------------------
Heartlands Retirement Community -           MD         Ellicott City, MD - owner of a
Ellicott City II, Inc.                                 senior living facility
----------------------------------------------------------------------------------------------------
Heartlands Retirement Community -           MD         Frederick, MD - an LLC that owns a
Frederick, LLC                                         senior living facility
----------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------
Heartlands Retirement Community -           MD         Frederick, MD - Sole member of an
Frederick, Inc.                                        LLC that owns a senior living
                                                       facility
----------------------------------------------------------------------------------------------------
The Heartlands Retirement Community         MD         Fredericksburg, VA - an LLC that
- Fredericksburg, LLC                                  owns a senior living facility
----------------------------------------------------------------------------------------------------
The Heartlands Retirement Community         MD         Fredericksburg, VA - Sole member of
- Fredericksburg, Inc.                                 an LLC that owns a senior living
                                                       facility
----------------------------------------------------------------------------------------------------
CHS Assisted I, Inc.                        MD         Manalapan, NJ - membership interest
                                                       in an LLC that owns a senior living
                                                       facility
----------------------------------------------------------------------------------------------------
The Heartlands Retirement Community         MD         Severna Park, MD - partnership that
- Severna Park Limited Partnership                     owns a senior living facility
----------------------------------------------------------------------------------------------------
The Heartlands Retirement Community         MD         Severna Park, MD - ownership
- Severna Park I, Inc.                                 interest in a partnership that owns
                                                       a senior living facility
----------------------------------------------------------------------------------------------------
Heartlands Retirement Community -           MD         Severna Park, MD - ownership
Severna Park II, Inc.                                  interest in a partnership that owns
                                                       a senior living facility
----------------------------------------------------------------------------------------------------
HeartFields Retirement Community -          MD         Easton, MD - LLC that is developing
Easton, LLC                                            a senior living facility
----------------------------------------------------------------------------------------------------
HeartFields Retirement Community -          MD         Easton, MD - sole member of an LLC
Easton, Inc.                                           that is developing a senior living
                                                       facility
----------------------------------------------------------------------------------------------------

                        Subsidiaries of KMS Oldco, Inc.
                        -------------------------------

----------------------------------------------------------------------------------------------------
Constellation Oldco, Inc.                   MD         Howard County, MD - Owner of
                                                       office furniture and fixtures of
                                                       KMS Oldco, Inc.
----------------------------------------------------------------------------------------------------

                    Subsidiaries of CPI Church Street, Inc.
                    ---------------------------------------


----------------------------------------------------------------------------------------------------
Church Street Station, Inc.                 FL         Inactive
----------------------------------------------------------------------------------------------------
Rosie O'Grady's Aviation, Inc.              FL         Inactive
----------------------------------------------------------------------------------------------------

                Subsidiaries of Constellation Investments, Inc.
                -----------------------------------------------

----------------------------------------------------------------------------------------------------
Luz Solar Partners IV, Ltd.                 CA         Kramer Junction, CA - partnership
                                                       that owns a QF facility
----------------------------------------------------------------------------------------------------
CII Solarpower I, Inc.                      MD         Kramer Junction, CA - Ownership
                                                       interest in a partnership that owns
                                                       a QF facility
----------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------
Pacific Ultrapower Chinese Station          CA         Sonora, CA - Partnership that owns a
                                                       QF facility
---------------------------------------------------------------------------------------------------
Rio Bravo Fresno                            CA         Fresno, CA - Partnership that owns a
                                                       QF facility
---------------------------------------------------------------------------------------------------
BHP Patriots Limited Partnership            MD         Baltimore, MD - Partnership that
                                                       owns Real Estate.
---------------------------------------------------------------------------------------------------
CII BHP Housing, Inc.                       MD         Baltimore, MD - ownership interest
                                                       in a partnership that owns Real
                                                       Estate
---------------------------------------------------------------------------------------------------
Bruce Street Limited Partnership            MD         Baltimore, MD - Partnership that
                                                       owns Real Estate
---------------------------------------------------------------------------------------------------
CII BRS Housing, Inc.                       MD         Baltimore, MD - ownership interest
                                                       in a partnership that owns Real
                                                       Estate
---------------------------------------------------------------------------------------------------
Neighborhood Rental Limited                 MD         Baltimore, MD - Partnership that
Partnership                                            owns Real Estate
---------------------------------------------------------------------------------------------------
CII NRS Housing, Inc.                       MD         Baltimore, MD - Ownership interest
                                                       in a partnership that owns Real
                                                       Estate
---------------------------------------------------------------------------------------------------
The New Parkman Housing Limited             MD         Baltimore, MD - Partnership that
Partnership                                            owns Real Estate
---------------------------------------------------------------------------------------------------
COSI ACE, LLC                               MD         Trona, CA - Ownership in Partnership
                                                       that operates and maintains QF
                                                       facility
---------------------------------------------------------------------------------------------------
CII New Parkman, Inc.                       MD         Baltimore, MD - ownership interest
                                                       in a partnership that owns Real
                                                       Estate
---------------------------------------------------------------------------------------------------
ACE Cogeneration Company                    CA         Trona, CA - Partnership that owns a
                                                       QF facility
---------------------------------------------------------------------------------------------------
ACE Power Partners                          CA         Trona, CA - ownership interest in a
                                                       partnership that owns a QF facility
---------------------------------------------------------------------------------------------------
CE ACE Limited Partnership                  MD         Trona, Ca - Ownership interest in a
                                                       partnership that has an ownership
                                                       interest in a partnership that owns
                                                       a QF facility
---------------------------------------------------------------------------------------------------
CD Empire I, Inc.                           MD         Inactive
---------------------------------------------------------------------------------------------------
CD Empire II, Inc.                          MD         Inactive
---------------------------------------------------------------------------------------------------
Rio Bravo Jasmin                            CA         Kern Co., CA - Partnership that owns
                                                       a QF facility
---------------------------------------------------------------------------------------------------
CD Jasmin I, Inc.                           MD         Kern Co., CA - ownership interest in
                                                       a partnership that owns a QF facility
---------------------------------------------------------------------------------------------------
CD Jasmin II, Inc.                          MD         Kern Co., CA - ownership interest in
                                                       a partnership that owns a QF facility
---------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------
CD Jasmin III, Inc.                         MD         Kern Co., VA - ownership interest in
                                                       a partnership that owns a QF facility
---------------------------------------------------------------------------------------------------
CD Malacha I, Inc.                          MD         Muck Valley, CA - ownership interest
                                                       in a partnership that owns a EWG/QF
                                                       facility
---------------------------------------------------------------------------------------------------
Ormesa Geothermal II                        CA         Imperial Valley, CA - partnership
                                                       that owns a QF facility
---------------------------------------------------------------------------------------------------
CD Ormesageo II-A, Inc.                     MD         Imperial Valley, CA - ownership
                                                       interest in a partnership that owns
                                                       a QF facility
---------------------------------------------------------------------------------------------------
CD Ormesageo II-B, Inc.                     MD         Imperial Valley, CA - ownership
                                                       interest in a partnership that owns
                                                       a QF facility
---------------------------------------------------------------------------------------------------
CD Ormesageo II-C, Inc.                     MD         Imperial Valley, CA - ownership
                                                       interest in a partnership that owns
                                                       a QF facility
---------------------------------------------------------------------------------------------------
CD Ormesageo IE-A, Inc.                     MD         VA and WV - Member of an LLC that
                                                       has an ownership interest in a
                                                       partnership that owns coal
                                                       processing facilities
---------------------------------------------------------------------------------------------------
CD Ormesageo IE-B, Inc.                     MD         VA and WV - Member of an LLC that
                                                       has an ownership interest in a
                                                       partnership that owns coal
                                                       processing facilities
---------------------------------------------------------------------------------------------------
CD Ormesageo IE-C, Inc.                     MD         VA and WV - Member of an LLC that
                                                       has an ownership interest in a
                                                       partnership that owns coal
                                                       processing facilities
---------------------------------------------------------------------------------------------------
Rio Bravo Poso                              CA         Kern Co., CA - Partnership that owns
                                                       a QF facility
---------------------------------------------------------------------------------------------------
CD Poso I, Inc.                             MD         Kern Co., CA - Ownership interest in
                                                       a partnership that owns a QF facility
---------------------------------------------------------------------------------------------------
CD Poso II, Inc.                            MD         Kern Co., CA - Ownership interest in
                                                       a partnership that owns a QF facility
---------------------------------------------------------------------------------------------------
CD Poso III, Inc.                           MD         Kern Co., CA - Ownership interest in
                                                       a partnership that owns a QF facility
---------------------------------------------------------------------------------------------------
Rio Bravo Rocklin                           CA         Placer Co., CA - Partnership that
                                                       owns a QF facility
---------------------------------------------------------------------------------------------------
CD SEGS V, Inc.                             MD         Kramer Junction, CA - ownership
                                                       interest in a partnership that owns
                                                       a QF facility
---------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------
LUZ Solar Partners VI, Ltd.                 CA         Muck Valley, CA - partnership that
                                                       owns a QF facility
---------------------------------------------------------------------------------------------------
CD SEGS VI, Inc.                            MD         Muck Valley, CA - ownership interest
                                                       in a partnership that owns a QF
                                                       facility
---------------------------------------------------------------------------------------------------
Soda Lake Limited Partnership               NV         Fallon, NV - Ownership interest in a
                                                       QF facility as lessor in a
                                                       sale/leaseback
---------------------------------------------------------------------------------------------------
Star Group Stillwater I Geothermal          NV         Fallon, NV - Partnership that owns a
 Partners                                              QF facility
---------------------------------------------------------------------------------------------------
CP Stillwater-Wellfield, Inc.               MD         Fallon, NV - Ownership interest in
                                                       Corporation that owns interest in
                                                       Partnership that is the owner/lessee
                                                       of a QF facility in a sale/leaseback
---------------------------------------------------------------------------------------------------
Northern Asset Hedged Utility Fund          MN         Minnesota - Investment Fund
---------------------------------------------------------------------------------------------------


          In addition, Constellation Energy Group, Inc. owns 100% of the stock of 45 shell, inactive subsidiaries incorporated in each state except Maryland, Ohio, Pennsylvania, Alaska and Hawaii under the name Constellation Energy Group, Inc.



     2. A brief description of the properties of claimant and each of its subsidiary public utility companies used for the generation, transmission, and distribution of electric energy for sale, or for the production, transmission, and distribution of natural or manufactured gas, indicating the location of principal generating plants, transmission lines, producing fields, gas manufacturing plants, and electric and gas distribution facilities, including all such properties which are outside the State in which claimant and its subsidiaries are organized and all transmission or pipelines which deliver or receive electric energy or gas at the borders of such State.


     BGE owns 1,266 miles of transmission consisting of 215 circuit miles of 500 kV lines; 319 circuit miles of 230 kV lines; 54 circuit miles of 138 kV lines and 678 circuit miles of 138 kV lines and 678 circuit miles of 115kV lines, located throughout Central Maryland.

     BGE's 500 kV transmission consists of two circuits which connect our Calvert Cliffs plant to our load center as well as five circuits which interconnect with and are part of the Pennsylvania - New Jersey - Maryland (PJM) 500 kV system. These circuits form a partial 500 kV transmission ring around the Baltimore metropolitan area. Additionally, the Calvert Cliffs-Chalk Point, Calvert Cliffs-Waugh Chapel, and Waugh Chapel-High Ridge circuits are part of the "500 kV Loop", a full 500 kV transmission ring around the Washington metropolitan area with several transformation points to 230 kV.

     BGE's 230 kV transmission connects at two locations via transformation with the 500 kV system and at ten locations via transformation with our 115 kV network, throughout Central Maryland.

     BGE owns approximately 57,733 conductor miles of distribution lines, including 42,308 conductor miles of overhead lines and 15,425 conductor miles of underground lines, throughout Central Maryland.

     BGE's transmission and distribution systems are comprised of approximately 188 substations with installed transformer capacity of approximately 25,689,200 kVA throughout Central Maryland.

     BGE's transmission system is connected to other systems via the following transmission tie lines:

          (1) two connections at the Maryland-Pennsylvania state line near Delta, PA with PECO Energy Company transmission lines.

          (2) four connections with the Pennsylvania Power and Light Co. at the Maryland-Pennsylvania state line, three connections near Graceton, Md., and one near Norrisville, Md.

          (3) one connection with the Metropolitan Edison Co. at the Maryland-Pennsylvania state line near Twin Farms, Md.

          (4) six active connections with Potomac Electric Power Company, two near Burtonsville, Md., two near Bowie, Md., one near Mt Airy, Md., and one near Eagle Harbor, Md.



Gas
---

     BGE owns 9 gate stations located at various points in its service territory where natural gas is received from suppliers. Natural gas is delivered to customers through approximately 5,865 miles of mains and 4,478 miles of service lines.

     BGE has

     . a liquefied natural gas facility for the liquefaction and storage of natural gas with a total storage capacity of 1,075,654 Dt and a daily capacity of 287,988 Dt located at Spring Gardens, MD, and

     . a propane air facility with a total storage capacity equivalent to 545,000 Dt and a daily capacity of 85,000 Dt located at Notch Cliff, MD.

     BGE's current pipeline firm transportation entitlements to serve our firm loads are 284,053 Dth per day during the winter period and 259,053 Dth during the summer period.

     BGE has 235,080 Dt/day of pipeline natural gas storage entitlements.


     3. The following information for the last calendar year with respect to claimant and each of its subsidiary public utility companies:

          (a) Number of kwh. (in thousands) of electric energy sold (at retail or wholesale), and Mcf. (in thousands) of natural or manufactured gas distributed at retail.


     4. The following information for the last calendar year with respect to claimant and each of its subsidiary public utility companies:

          (b) Number of kwh. (in thousands) of electric energy sold (at retail or wholesale), and Mcf. (in thousands) of natural or manufactured gas distributed at retail.

BGE
---

ELECTRIC
--------

                                            RETAIL                       WHOLESALE

                                    KWH              Amount              KWH            Amount
                                        (in thousands)                     (in thousands)
                                 ----------------------------        ------------------------------
Total electric sold by state
     Maryland  (1)                30,193,000       $2,052,382          2,008,800          $52,232

     Michigan                          -                -                    800               16
     Missouri                          -                -                 14,400              362
     New Jersey                        -                -                  6,400              220
     New York                          -                -                  1,600               42
     Ohio                              -                -                  2,400               62
     Pennsylvania                      -                -                    800               21
     Texas                             -                -                 25,600              732
     Virginia                          -                -                  3,200              107
                                 -----------      -----------        -----------      -----------
Electric sold outside of               -                -                 55,200            1,562
Md.
                                 -----------      -----------        -----------      -----------

Total electric sold               30,193,000       $2,052,382          2,064,000          $53,794
                                 ===========      ===========        ===========      ===========

(1) Include sales in the PJM (Pennsylvania-New Jersey-Maryland) Interconnection energy market. The PJM is an ISO that operates a regional power pool with members that include many wholesale market participants, as well as BGE and other utility companies.

GAS
---

                                       RETAIL

                                 Mcf           Amount
                                   (in thousands)
                           ----------------------------


Total gas distributed at
retail by state

     Maryland                 113,645          $502,842


          (b) Number of kwh. of electric energy and Mcf. of natural or manufactured gas distributed at retail outside the State in which each such company is organized.

       BGE
       ---
       Elec: none                                          Gas:  none


          (c) Number of kwh. (in thousands) of electric energy and Mcf. (in thousands) of natural or manufactured gas sold at wholesale outside the State in which each such company is organized, or at the State line.


BGE
---

ELECTRIC -     See 3(a)
--------

GAS


                                     WHOLESALE

                                 Mcf          Amount
                                   (in thousands)
                           ----------------------------

Gas distributed at
wholesale by state outside
of Md.
     Delaware                      64           $   221
     District of Columbia       2,068            10,467
     Kentucky                     980             2,964
     Louisiana                  2,337             8,633
     New Jersey                 3,703            16,093
     New York                      38               150
     Ohio                       1,162             4,695
     Pennsylvania               1,883             7,116
     Virginia                   2,162             9,604
     West Virginia                985             3,864
                            ---------         ---------

Total gas distributed at
Wholesale outside of Md.       15,382           $63,807
                            =========         =========

          (d) Number of kwh. (in thousands) of electric energy and Mcf. (in thousands) of natural or manufactured gas purchased outside the State in which each such company is organized or at the State line.

ELECTRIC

                                   PURCHASED

                               KWH           Amount
                                  (in thousands)
                           ----------------------------

Total electric purchased
by state outside of Md. (2)
     Missouri                   1,600           $    41
     New Jersey                72,000             2,222
     Ohio                      33,600               931
     Pennsylvania           1,023,637            12,255
     Virginia                  41,600             1,084
                           ----------        ----------

Total electric purchased
Outside Md.                 1,172,437           $16,533
                           ==========        ==========

(2)  Exclude purchases in the PJM Interconnection energy market.


GAS


                                   PURCHASED

                               Mcf           Amount
                                  (in thousands)
                           ----------------------------

Total gas purchased
by state outside of Md.
     Louisiana                  51,870         $204,713
     Michigan                    1,087            4,994
     Pennsylvania                7,402           27,044
     Tennessee                      62              165
     Texas                       1,876            6,914
     West Virginia               3,333           15,765
                           -----------       ----------

Total gas purchased
Outside Md.                     65,630         $259,595
                           ===========       ==========

     4. The following information for the reporting period with respect to claimant and each interest it holds directly or indirectly in an EWG or a foreign utility company, stating monetary amounts in United States dollars:

     (a) Name, location, business address and description of the facilities used by the EWG or foreign utility company for the generation, transmission and distribution of electric energy for sale or for the distribution at retail of natural or manufactured gas

(1)  Safe Harbor Water Power Corporation (Safe Harbor)

     1 Powerhouse Road
     Conestoga, PA

     Safe Harbor is a hydroelectric plant located on the Susquehanna River at Safe Harbor, Pennsylvania, jointly owned by Constellation Power Source Generation, Inc. and Pennsylvania Power & Light Holtwood ("Holtwood"). On July 1, 2000, BGE transferred its ownership of Safe Harbor to CPSG and Pennsylvania Power & Light Company transferred its ownership to Holtwood. CPSG owns two-thirds of the outstanding capital stock, including one-half of the voting stock of Safe Harbor. It includes 14 generating units. At maximum output, the plant can generate approximately 10 million kWh of electrical energy in one day. The average yearly generation is 1,096,525,000 kWh. The total varies depending upon yearly average river flow.

     The total output of Safe Harbor is supplied to co-owners Holtwood and CPSG in accordance with their ownership interest to supplement the power flow into the Pennsylvania-New Jersey-Maryland interconnection (PJM). Safe Harbor power is used primarily to meet peak demands for electricity. Continuous operation occurs when river flow equals or exceeds the plant's maximum water handling capacity of 110,000 cubic feet per second.

(2)  Carr Street Generating Station L.P. (Carr Street)


     225 Greenfield Parkway
     Suite 201
     Liverpool, NY 13088

     Carr Street is a natural gas fired dual combustion turbine, single steam turbine combined cycle electric generation facility that produces up to 105 gross MW of power. The facility also has the capability to fire No. 2 low sulfur fuel oil, and may produce up to 80,000 pounds per hour of process steam with a proportionate reduction in electrical power output of up to approximately 5 MW.

(3)  Erie Boulevard Hydropower, L.P. (Erie)

     225 Greenfield Parkway, Suite 201
     Liverpool NY 13088

     Erie consists of 71 hydroelectric facilities located in upper New York State, 69 of which are currently active, with 661 MWs of nominal capacity and approximately 653 MWs of effective capacity. The individual facilities are located on 20 separate rivers and streams in western and northern New York.

(4)  Astoria Generating Company, L.P. (Astoria)

     225 Greenfield Parkway, Suite 201
     Liverpool NY 13088

     The Astoria facilities consist of the Astoria Generating Station and the Gowanus and Narrows combustion turbine sites. The Astoria Generating Station has three operating gas and oil fired steam generating units, two retired steam generating units and a black-start gas turbine with an aggregate capacity of 1,090 MW. The Astoria Generating Station is located adjacent to the East River in Queens, New York. The Gowanus and Narrows combustion turbine sites are located on barges in the East River in New York City. The Gowanus site consists of 32 gas turbine units which are mounted on four floating power barges with an aggregate capacity of 494 MW. The Gowanus units burn No. 2 fuel oil or kerosene fuel. The Narrows site consists of 16 gas turbine units which are located on two floating barges with an aggregate capacity of 271 MW. The Narrows units are dual-fuel capable and can burn liquid fuel (No. 2 fuel oil or kerosene) or natural gas.

(5)  Orion Power Midwest, L.P. (Midwest Facilities)

     7 East Redwood Street
     10/th/ Floor
     Baltimore, MD 21202

These facilities consist of seven generating plants located in Ohio and Pennsylvania with a combined capacity of 2,614 MW. Avon Lake Generating Station is a 739 MW coal-fueled plant located in Cleveland, Ohio. Brunot Island Generating Station is a 234 MW oil-fueled plant located in Pittsburgh, Pennsylvania. Cheswick Generating Station is a 570 MW coal-fueled plant located in Pittsburgh, Pennsylvania. Elrama Generating Station is a 487 MW coa-fueled plant also located in Pittsburgh, Pennsylvania. New Castle Generating Station is a 338 MW coal-fueled plant located in West Pittsburg, Pennsylvania. Niles Generating Station is a 246 MW coal-fueled plant located in Youngstown, Ohio.

(6) Grupo Generador de Guatemala y Cia., S.C.A. ("GGG") (formerly Guatemalan Generating Group y Cia S.C.A.)

     Las Margaritas, Torre II, Oficina 902-B Diagonal 6, 10-01 Zona 10 Guatemala City, Guatemala C.A. 01010

     Generating facilities are located on the shores of Lake Amaititlan, 32 kms outside Guatemala City, and in the Province of Escuintla, approximately 62 kms outside of Guatemala City. The generating facilities consist of four turbo generating units, four steam turbines, one heat recovery boiler and one steam injection unit with an aggregate net generating capacity of approximately 80MW and 4 diesel units with a net capacity of 60MW. The generation facilities are interconnected with the Principal Transmission System, the Guatemalan wholesale transmission grid.

(7)  Cos de Guatemala S.A.

     Las Margaritas, Torre II, Oficina 902-B Diagonal 6, 10-01 Zona 10 Guatemala City Guatemala C.A. 01010

     This entity does not own any facilities. Instead it provides operating services for the generating facilities owned by Grupo Generador de Guatemala y Cia S.C.A.

(8)  Empresa Electrica Valle Hermoso S.A. ("EVH")

     Calle Tarija N 1425
     Casi Esq. Adela Zamudio
     Cala Cala
     Casilla 5645, Cochabamba, Boliva

     Generating facilities are located in Cochabamba, Bolivia and Carasco, Bolivia. EVH was created when the Bolivian government privatized its national power company, Empresa Nacional de Electricidad, through the spin-off and sale of 50% interests in three power generating companies, of which EVH is one. EVH includes one plant of four gas-fired combustion turbines, which produce 71.5 MW, and one plant of two gas-fired combustion turbines, which produce 110 MW. and one plant of three small hydro units which produce 12 MW.

(9)  The Bolivian Generating Group, LLC

     Registered office is at Ugland House, P.O. Box 309, George Town, Grand Cayman.

     The Bolivian Generating Group, LLC ("BGG") was the successful bidder of a 50% interest in, and acquired administrative control of EVH, an electricity generating company in Bolivia.

(10) C&O Bolivia, LLC

     Calle Tarija N 1425
     Casi Esq. Adela Zamudio
     Cala Cala
     Casilla 5645
     Cochabama, Bolivia

     Cayman Islands Company, which provides services to EVH in Bolivia. Constellation Power International Investments, Ltd. owns 50% of this joint operating company which provides operation and management services to EVH.

(11) Empresa Distribuidora de Electricidad de Entre Rios,
     S.A. ("EDEER")

     c/o Ministerio de Obras y Servicios Publicos,
     Parana, Entre Rios, Argentina.

     EDEER is the principal distributor and transmitter of electric power to the province of Entre Rios, Argentina. EDEER owns 965 km of high voltage transmission lines, 1,986 km of medium voltage lines and 3,142 km of low voltage distribution lines.

(12) Compania Forca E Luz Cataguazes-Leopoldina ("Cataguazes") and Cia De Electricidada De Nova Friburgo ("Friburgo")

     Avenita Presidente Vargas, 463
     4/th/ Floor
     Rio de Janeiro, RJ, Brazil
     CEP 20086-900

     Located in Minas Gerais, Brazil Cataguazes is an electric utility serving the southeastern portion of the State of Minas Gerais, Brazil. Cataguazes serves approximately 214,000 customers. Following its acquisition of 100% of the voting shares of Friburgo, a neighboring electric utility that Cataguazes recently acquired, Cataguazes serves a total of approximately 273,000 customers. The utility assets of Cataguazes comprise approximately 13,440 km of distribution lines, 663 km of transmission lines, and related equipment, including substation capacity of 618 MVA. Cataguazes also owns a number of small hydroelectric generating plants with an aggregate generating capacity of approximately 19 megawatts, as well as a hydroelectric project that is under construction and that will have a generating capacity of approximately 20 megawatts. Cataguazes also holds a 100% interest in Multiagro, S.A. an agricultural company and a 21.56% interest in Ind. Cataguazes a textile company.

(13) ELEKTRA NORESTE, S.A. (formerly known as Empresa de Distribucion Electrica Noreste, S.A.)

     Elektra Noreste, S.A.
     Edificio Hatillo, Torre A, Piso 7
     Avenida Cuba y Avenida Justo Arosemena
     Apartado 5285
     Panama 5, Panama City
     Republic of Panama

     Elektra Noreste, S.A. ("Noreste") is the second largest distribution company in the Republic of Panama. Noreste's service territory is 2,600 square miles, and includes the entire Eastern half of the country, a portion of the capital, Panama City and all of the second largest city, Colon. A portion of Noreste's service territory will also include parts of the Eastern half of the Panama Canal Zone reclaimed by the Republic of Panama.

     Noreste serves approximately 170,000 customers that consume a total of 1,300 GWH of energy annually, and is one of three electric distribution companies formed out of the restructuring and privatization of the government owned utility company, Instituto de Recursos Hidraulicos y Electrificacion. Noreste currently has approximately 820 employees, and its assets consist largely of all the distribution lines and substations within its 2,600 square mile service territory. Noreste generates a small amount of electricity and purchases the bulk of its electricity needs from the now privatized generation companies under power purchase contracts negotiated with the oversight of the government owned transmission company. After an interim period, Noreste will be able to renegotiate its power purchase contracts at prevailing market based rates and be able to self-generate up to 15% of its energy needs.

(14) Malacha Hydro Limited Partnership, owner of the Muck Valley Hydroelectric Project

     701 Morrison - Knudsen Drive
     Suite 300
     Boise, Idaho 83712

     The Muck Valley Hydroelectric Project is located on the Pit River near Fall River Mills in Lassen County, California. The Muck Valley Hydroelectric Project is an approximately 35 MW run of the river hydroelectric facility.

(15) CD ACE I, Inc.

     111 Market Place, Suite 200
     Baltimore, Maryland 21202

     CD ACE I, Inc. holds a 1% general partnership and 19.7% limited partnership interest in CE ACE Limited Partnership, which holds a 35% general partnership interest in ACE Power Partners. ACE Power Partners holds a 90% general partnership interest in ACE Cogeneration Company, which owns a 108 MW electric generating facility located in Trona, California.

(16) CD ACE II, Inc.

     111 Market Place, Suite 200
     Baltimore, Maryland 21202

     CD ACE II, Inc. holds a 20.4% limited partnership interest in CE ACE Limited Partnership, which holds a 35% general partnership interest in ACE Power Partners. ACE Power Partners holds a 90% general partnership interest in ACE Cogeneration Company, which owns a 108 MW electric generating facility located in Trona, California.

(17) CD ACE III, Inc.

     111 Market Place, Suite 200
     Baltimore, Maryland 21202

     CD ACE III, Inc. holds a 30.6% limited partnership interest in CE ACE Limited Partnership, which holds a 35% general partnership interest in ACE Power Partners. ACE Power Partners holds a 90% general partnership interest in ACE Cogeneration Company, which owns a 108 MW electric generating facility located in Trona, California.

(18) CD ACE IV, Inc.

     111 Market Place, Suite 200
     Baltimore, Maryland 21202

     CD ACE IV, Inc. holds a 43.5% general partnership interest in ACE Operating Partners, which holds a 10% limited partnership interest in ACE Cogeneration Company, which owns a 108 MW electric generating facility located in Trona, California.

(19) Sunnyside II, L.P.

     111 Market Place, Suite 200
     Baltimore, Maryland 21202

     Sunnyside II, L.P. holds a 50% interest in Sunnyside Cogeneration Associates, which owns a 51 MW waste coal-fired electric generating facility located in Carbon County, Utah.

(20) University Park Energy, LLC

     111 Market Place, Suite 200
     Baltimore, Maryland 21202

     University Park Energy, LLC owns a 300 MW natural gas-fueled electric generating facility located in Carbon County, Utah.

(21) Wolf Hills Energy, LLC

     111 Market Place, Suite 200
     Baltimore, Maryland 21202

     Wolf Hills Energy, LLC will own and operate a 250 MW natural gas-fueled electric generating facility located in Washington County, Virginia.

(22) CD Panther Partners, L.P.

     111 Market Place, Suite 200
     Baltimore, Maryland 21202

     CD Panther Partners, L.P. holds a 50% interest in Panther Creek Partners, which is the facility lessee under a sale/leaseback arrangement for a 86 MW waste coal-fired electric generating facility located in Carbon County, Pennsylvania.

(23) CD Rocklin I, Inc.

     111 Market Place, Suite 200
     Baltimore, Maryland 21202

  CD Rocklin I, Inc. holds a 10% general partnership interest in Rio Bravo Rocklin, which owns a biomass-fired small power production facility located in Rocklin, California.

(24) CD Rocklin II, Inc.

     111 Market Place, Suite 200
     Baltimore, Maryland 21202

     CD Rocklin II., Inc. holds a 15% general partnership interest in Rio Bravo Rocklin, which owns a biomass-fired small power production facility located in Rocklin, California.

(25) CD Rocklin III, Inc.

     111 Market Place, Suite 200
     Baltimore, Maryland 21202

     CD Rocklin III, Inc. holds a 25% general partnership interest in Rio Bravo Rocklin, which owns a biomass-fired small power production facility located in Rocklin, California.

(26) CD Soda I, Inc.

     111 Market Place, Suite 200
     Baltimore, Maryland 21202

     CD Soda I, Inc. holds a 1% general partnership interest and 24% limited partnership interest in the Soda Lake Limited Partnership, which owns a 17 MW geothermal small power production facility located in Churchill County, Nevada. The facility is leased by Soda Lake Limited Partnership to AMOR IX Corporation.

(27) CD Soda II, Inc.

     111 Market Place, Suite 200
     Baltimore, Maryland 21202

     CD Soda II, Inc. holds a 25% limited partnership interest in the Soda Lake Limited Partnership, which owns a 17 MW geothermal small power production facility located in Churchill County, Nevada. The facility is leased by Soda Lake Limited Partnership to AMOR IX Corporation.

(28) CD Soda III, Inc.

     111 Market Place, Suite 200
     Baltimore, Maryland 21202

     CD Soda III, Inc. owns 50% of the issued and outstanding shares of AMOR IX Corporation. AMOR IX Corporation leases from Soda Lake Limited Partnership a 17 MW geothermal small power production facility located in Churchill County, Nevada.

(29) CD Stillwater-A, Inc.

     111 Market Place, Suite 200
     Baltimore, Maryland 21202

     CD Stillwater-A, Inc. holds a 10% general partnership interest in the Star Group Stillwater I Geothermal Partners, which owns a 12.5 MV geothermal small power productions facility located in Churchill County, Nevada. The facility is leased by Star

Group Stillwater I Geothermal I pursuant to a triple net lease (Aques Investments Corporation II indirectly owns 50% of the issued and outstanding shares of Stillwater Geothermal I).

(30) CD Stillwater-B, Inc.

     111 Market Place, Suite 200
     Baltimore, Maryland 21202

     CD Stillwater-B, Inc. holds a 15% general partnership interest in the Star Group Stillwater I Geothermal Partners, which owns a 12.5 MV geothermal small power productions facility located in Churchill County, Nevada. The facility is leased by Star Group Stillwater I Geothermal I pursuant to a triple net lease (Aques Investments Corporation II indirectly owns 50% of the issued and outstanding shares of Stillwater Geothermal I).

(31) CD Stillwater-C, Inc.

     111 Market Place, Suite 200
     Baltimore, Maryland 21202

     CD Stillwater-C, Inc. holds a 25% general partnership interest in the Star Group Stillwater I Geothermal Partners, which owns a 12.5 MV geothermal small power productions facility located in Churchill County, Nevada. The facility is leased by Star Group Stillwater I Geothermal I pursuant to a triple net lease (Aques Investments Corporation II indirectly owns 50% of the issued and outstanding shares of Stillwater Geothermal I).

(32) CE Central Wayne Energy Recovery, Limited Partnership

     111 Market Place, Suite 200
     Baltimore, Maryland 21202

     CE Central Wayne Energy Recovery, Limited Partnership holds a 49% limited partnership interest in Central Wayne Energy Recovery Limited Partnership, which owns a 22 MW municipal solid waste-fueled electric generating facility located in Wayne County, Michigan.

(33) CE Colver I, Inc.

     111 Market Place, Suite 200
     Baltimore, Maryland 21202

     CE Colver I, Inc. holds a 1% general partnership interest in Inter-Power/AhlCon Partners, L.P., which is the facility lessee under a sale/lease-back arrangement for a 110

MW waste coal-fired electric generating facility located in Cambria County, Pennsylvania.

(34) CE Colver Limited Partnership

     111 Market Place, Suite 200
     Baltimore, Maryland 21202

     CE Colver Limited Partnership holds a 24% limited partnership interest in Inter-Power/AhlCon Partners, L.P., which is the facility lessee under a sale/lease-back arrangement for a 110 MW waste coal-fired electric generating facility located in Cambria County, Pennsylvania.

(35) CE Puna Limited Partnership

     111 Market Place, Suite 200
     Baltimore, Maryland 21202

     CE Puna Limited Partnership holds a 50% general partnership interest in Puna Geothermal Venture, which owns a geothermal electric generating facility located in Hawaii.

(36) CE Wayne I, Inc.

     111 Market Place, Suite 200
     Baltimore, Maryland 21202

     CE Wayne I, Inc. holds a 1% general partnership interest in Central Wayne Energy Recovery Limited Partnership, which owns a 22 MW municipal solid waste-fueled generating facility located in Wayne County, Michigan.

(37) CII Woodpower I, Inc.

     111 Market Place, Suite 200
     Baltimore, Maryland 21202

     CII Woodpower I, Inc. holds a 45% general partnership interest in Pacific-Ultrapower Chinese Station, which owns a biomass-fired electric generating facility located in Tuolome County, California.

(38) CII Woodpower II, Inc.

     111 Market Place, Suite 200
     Baltimore, Maryland 21202

     CII Woodpower II, Inc. holds a 50% partnership interest in Rio Bravo Fresno, which owns a biomass-fired electric generating facility located in Fresno, California.

(39) COSI Central Wayne, Inc.

     111 Market Place, Suite 200
     Baltimore, Maryland 21202

     COSI Central Wayne, Inc. manages, operates and maintains a 22 MW municipal solid waste-fueled electric generating facility located in Wayne County, Pennsylvania, pursuant to a Management, Operation and Maintenance Agreement with Central Wayne Energy Recovery Limited Partnership, which owns the facility.

(40) COSI Puna, Inc.

     111 Market Place, Suite 200
     Baltimore, Maryland 21202

     COSI Puna, Inc. operates and maintains a 30 MW geothermal electric generating facility located in Hawaii pursuant to an agreement with Puna Geothermal Venture, which owns the facility.

(41) COSI Sunnyside, Inc.

     111 Market Place, Suite 200
     Baltimore, Maryland 21202

     COSI Sunnyside, Inc. operates and maintains a 51 MW waste coal-fired electric generating facility located in Carbon County, Utah, pursuant to an Operations and Maintenance Services Agreement with Sunnyside Cogeneration Associates, which owns the facility.

(42) Handsome Lake Energy, LLC

     111 Market Place, Suite 200
     Baltimore, Maryland 21202

     Handsome Lake Energy, LLC will own a 250 MW natural gas-fueled electric generating facility located in Venango County, Pennsylvania, which is currently under construction and is expected to commence commercial operation in the year 2001.

(43) High Desert Power Project, LLC

     111 Market Place, Suite 200
     Baltimore, Maryland 21202

     High Desert Power Project, LLC will own a 750 MW natural gas-fueled combined cycle generating facility located in San Bernardino County, California, which is currently under construction and is expected to commence commercial operation in the year 2003.

(44) Big Sandy Peaker Plant, LLC

     111 Market Place, Suite 200
     Baltimore, Maryland 21202

     Big Sandy Peaker Plant, LLC will enter into a sale/leaseback arrangement with a governmental authority of Wayne County, West Virginia ("County") whereby the County will take title to a 300 MW natural gas-fueled electric generating facility located in Wayne County, West Virginia. The County will lease the facility back to Big Sandy Peaker Plant, LLC under a long-term lease that provides it with care, custody and control over the facility and an option to repurchase the facility at any time for $1.

(45) Aques Investment Corporation II

     111 Market Place, Suite 200
     Baltimore, Maryland 21202

     Aques Investment Corporation II holds a 50 % interest in Stillwater Geothermal I, which leases a 2.5 MW geothermal facility in Churchill County, Nevada.

(46) Constellation Operating Services, Inc.

     111 Market Place, Suite 200
     Baltimore, Maryland 21202

     Constellation Operating Services, Inc. provides operating and mechanical services to the Pacific-Ultrapower Chinese Station 22 MW biomass facility in Tuolome County, California; Rio Bravo Fresno, 24 MW biomass facility in Fresno, California; Rio Bravo Jasmin 32 MW cogeneration facility in Kern County, California; Rio Bravo Rocklin 24 MW biomass facility in Rocklin, California; Rio Bravo Poso 32 MW cogeneration facility in Kern County, California; AMOR IX, the lessee of a 17MW geothermal facility owned by Soda Lake Limited Partnership in Churchill County, Nevada; Stillwater Geothermal I, the lessee of a 12.5 MW geothermal facility owned by Star Group Stillwater I Geothermal Partners in Churchill County, Nevada; Panther Creek Partners the lessee of an 86 MW wastecoal-fired facility in Carbon County, Pennsylvania; and Cloister Energy Limited Partnership 42 MW waste coal-fired facility in Rosebud, Montana.

(47) Holland Energy, LLC

     111 Market Place, Suite 200
     Baltimore, Maryland 21202

     Holland Energy, LLC will own a 665 MW gas-fired combined cycle generating facility located in Shelby County, Illinois which is under construction and expected to be completed in the second quarter of 2002.

(48) Oleander Power Project, Limited Partnership

     111 Market Place, Suite 200
     Baltimore, Maryland 21202

     Oleander Power Project, Limited Partnership is an up to 875 MW gas and oil fired simple cycle facility located in Brevard County, Florida, which is under construction and expected to be completed in the second quarter of 2002.

(49) COSI A/C Power, Inc.

     111 Market Place, Suite 200
     Baltimore, Maryland 21202

     COSI A/C Power, Inc. holds a 50% general partnership interest in A/C Power, a Maryland general partnership which operates and maintains both a 108 MW coal-fired electric generating facility located in Trona, California and a 110 MW waste coal-fired electric generating facility located in Cambria County, Pennsylvania. This is pursuant to agreements with the following owners or facilities lessees: Ace Cogeneration Company is the owner of the Trona, California facility and Inter-Power/AhlCon Partners, L.P. is the facility lessee under a sale/lease-back arrangement for the Cambria County, Pennsylvania facility.

(50) Rio Nogales Power Project, L.P.

     111 Market Place, Suite 200
     Baltimore, Maryland 21202

     Rio Nogales Power Project L.P. is the sole direct owner and operator of a 800 MW natural gas-fired combined cycle power facility located in Sequin, Texas.

          (b) Name of each system company that holds an interest in such EWG or foreign utility company; and description of the interest held.

(1)  Safe Harbor

                                         Description of
System Company                           Interest Held
--------------                           --------------

Constellation Energy Group, Inc.         100% ownership of
                                         Constellation Enterprises,
                                         Inc.

Constellation Enterprises, Inc.          100% ownership of
                                         Constellation Holdings, Inc.

Constellation Holdings, Inc.             100% ownership of
                                         Constellation Power Source
                                         Holdings, Inc.

Constellation Power Source               100% of Constellation Power
 Holdings, Inc.                          Source Generation, Inc.

Constellation Power Source               two thirds stock
 Generation, Inc.                        one half voting
                                         stock of Safe
                                         Harbor

(2)  Carr Street

                                         Description of
System Company                           Interest Held
--------------                           --------------

Constellation Energy Group, Inc.         100% ownership of
                                         Constellation
                                         Enterprises, Inc.

Constellation Enterprises, Inc.          19.9% ownership of
                                         Orion Power
                                         Holdings, Inc.

Orion Power Holdings, Inc.               100% ownership of
                                         Orion Power New
                                         York L. P.
                                         and Orion Power New
                                         York G. P.

Orion Power New York, L. P.              99% ownership of
                                         Carr Street

Orion Power New York, G. P.              1% ownership of
                                         Carr Street

(3)  Erie

                                         Description of
System Company                           Interest Held
--------------                           -------------

Constellation Energy Group, Inc.         100% ownership of
                                         Constellation
                                         Enterprises, Inc.

Constellation Enterprises, Inc.          19.9% ownership of
                                         Orion Power
                                         Holdings, Inc.

Orion Power Holdings, Inc.               100% ownership of
                                         Orion Power New
                                         York L. P.
                                         and Orion Power New
                                         York G. P.

Orion Power New York, L. P.              99% ownership of
                                         Erie

Orion Power New York, G. P.              1% ownership of
                                         Erie

(4)  Astoria

                                         Description of
System Company                           Interest Held
--------------                           --------------

Constellation Energy Group, Inc.         100% ownership of
                                         Constellation
                                         Enterprises, Inc.

Constellation Enterprises, Inc.          19.9% ownership of
                                         Orion Power
                                         Holdings, Inc.

Orion Power Holdings, Inc.               100% ownership of
                                         Orion Power New
                                         York L. P.
                                         and Orion Power New
                                         York G. P.

Orion Power New York, L. P.              99% ownership of
                                         Astoria

Orion Power New York, G. P.              1% ownership of
                                         Astoria

(5)  Midwest Facilities

                                         Description of
System Company                           Interest Held
--------------                           --------------

Constellation Energy Group, Inc.         100% ownership of
                                         Constellation
                                         Enterprises, Inc.

Constellation Enterprises, Inc.          19.9% ownership of
                                         Orion Power
                                         Holdings, Inc.

Orion Power Holdings, Inc.               100% ownership of
                                         Orion Power Midwest L.P.
                                         and Orion Power Midwest G.P.

Orion Power Midwest, L. P.               99% ownership of
                                         Midwest Facilities

Orion Power Midwest, G. P.               1% ownership of
                                         Midwest Facilities

(6)  Grupo Generador de Guatemala y Cia., S.C.A. (GGG)
     (formerly Guatemalan Generating Group y Cia S.C.A)

System Company                   Description of Interest Held
--------------                   ----------------------------

Constellation Energy Group,      100% ownership of Inc.
                                 Constellation Enterprises, Inc.

Constellation Enterprises,       100% ownership of Inc.
                                 Constellation Holdings, Inc.

Constellation Holdings, Inc.     100% ownership of
                                 Constellation Power, Inc.

Constellation Power, Inc.        100% ownership of Constellation
                                 Power International Investments,
                                 Ltd.

Constellation Power              100% ownership of Green Tree
Investments International,       Finance Company and Guatemala
Ltd.                             Generating Group - I

Green Tree Finance Company       99% ownership of Grupo
                                 Generador de Guatemala, S.A.

Guatemalan Generating            1% ownership of Grupo Generador
Group - I                        De Guatemala, S.A.
                                 99% ownership of Grupo Generador
                                 de Guatemala y Cia S.C.A.

Grupo Generador de Guatemala,    1% ownership of Group Generador
S.A.                             De Guatemala y Cia S.C.A.

(7)  Cos de Guatemala S.A.

System Company                   Description of Interest Held
--------------                   ----------------------------

Constellation Energy Group,      100% ownership of Inc.
                                 Constellation
                                 Enterprises, Inc.

Constellation Enterprises,       100% ownership of
Inc.                             Constellation Holdings, Inc.

Constellation Holdings,          100% ownership of
Inc.                             Constellation Power, Inc.

Constellation Power, Inc.        100% ownership of Constellation
                                 Operating Services, Inc.

Constellation Operating          100% ownership of Constellation
Services, Inc                    Operating Services International
                                 100% ownership of Constellation
                                 Operating Services International - I

Constellation Operating          80% ownership of Cos De
Services International           Guatemala S.A.

Constellation Operating          20% ownership of Cos de
Services International - I       Guatemala, S.A.

(8)  Empresa Electrica Valle Hermoso S.A.

System Company                   Description of Interest Held
--------------                   ----------------------------

Constellation Energy Group,      100% ownership of
Inc.                             Constellation Enterprises, Inc.

Constellation Enterprises,       100% ownership of
Inc.                             Constellation Holdings, Inc.

Constellation Holdings, Inc.     100% ownership of
                                 Constellation Power, Inc.

Constellation Power, Inc.        100% ownership of Constellation
                                 Power International Investments, Ltd.

Constellation Power              15.5% ownership of The Bolivian
International Investments, Ltd.  Generating Group, LLC

                                 50% ownership of C&O Bolivia, LLC

C&O Bolivia, LLC                 26% ownership of The Bolivian
                                 Generating Group, LLC

The Bolivian Generating Group,   50% ownership of Empresa
LLC                              Electrica Valle Hermoso, S.A.

(9)  The Bolivian Generating Group, LLC

System Company                   Description of Interest Held
--------------                   ----------------------------

Constellation Energy Group,      100% ownership of
Inc.                             Constellation Enterprises, Inc.

Constellation Enterprises,       100% ownership of
Inc.                             Constellation Holdings, Inc.

Constellation Holdings, Inc.     100% ownership of
                                 Constellation Power, Inc.

Constellation Power, Inc.        100% ownership of Constellation
                                 Power International Investments, Ltd.

Constellation Power              15.5% ownership of The Bolivian
International Investments,       Generating Group, LLC
Ltd.
                                 50% ownership of C&O Bolivia, LLC

C&O Bolivia, LLC                 26% ownership interest of
                                 The Bolivian Generating Group, LLC

(10)  C&O Bolivia, LLC

System Company                   Description of Interest Held
---------------                  ----------------------------

Constellation Energy Group,      100% ownership of
Inc.                             Constellation Enterprises, Inc.

Constellation Enterprises,       100% ownership of
Inc.                             Constellation Holdings, Inc.

Constellation Holdings, Inc.     100% ownership of
                                 Constellation Power, Inc.

Constellation Power, Inc.        100% ownership of Constellation
                                 Power International Investments, Ltd.

Constellation Power              50% ownership of
International Investments,       C&O Bolivia, LLC
Ltd.

(11)  Empresa Distribuidora de Electricidad de Entre Rios S.A.

System Company                   Description of Interest Held
--------------                   ----------------------------

Constellation Energy Group,      100% ownership of
Inc.                             Constellation Enterprises, Inc.

Constellation Enterprises,       100% ownership of
Inc.                             Constellation Holdings, Inc.

Constellation Holdings, Inc.     100% ownership of
                                 Constellation Power, Inc.

Constellation Power, Inc.        100% ownership of Constellation
                                 Power International Investments, Ltd.

Constellation Power              16.5% ownership of The Latin
International Investments,       America Energy and Electricity
Ltd.                             Fund I, L.P.

                                 8.291% of Fondelec General
                                 Partners, L.P.

Fondelec General Partners,       1% of the Latin American Energy
L.P.                             and Electricity Fund I, L.P.

The Latin America Energy and     7.5% ownership in
Electricity Fund I, L.P.         Inversora EDEER, S.A.

Inversora EDEER, S.A.            90% ownership in Empresa
                                 Distribudora de Electricidad de
                                 Entre Rios, S.A.

(12) Compania Forca E Luz Cataguazes - Leopoldina and Cia De Electricidad De Nova Friburgo

System Company                   Description of Interest Held
--------------                   ----------------------------

Constellation Energy Group,      100% ownership of
Inc.                             Constellation Enterprises, Inc.

Constellation Enterprises,       100% ownership of
Inc.                             Constellation Holdings, Inc.

Constellation Holdings,          100% ownership of
Inc.                             Constellation Power, Inc.

Constellation Power, Inc.        100% ownership of Constellation
                                 Power International Investments, Ltd.

Constellation Power              16.5% ownership of The Latin
International Investments,       America Energy
Ltd.                             and Electricity Fund I, L.P.

                                 8.291% of Fondelec General
                                 Partners, L.P.

Fondelec General Partners,       1% of the Latin American Energy
L.P.                             and Electricity Fund I, L.P.

The Latin America Energy and     7.06% ownership of Compania
Electricity Fund I, L.P.         Forca E Luz Cataguazes -
                                 Leopoldina and Cia De
                                 Electricidad De Nova Friburgo

Electricity Fund I, L.P.         Forca E Luz Cataguazes -
                                 Leopoldina and Cia De
                                 Electricidad De Nova Friburgo

(13) ELECTRA NORESTE, S.A. (formerly known as Empresa de Distribucion Electrica Noreste, S.A.)

System Company                   Description of Interest Held
--------------                   ----------------------------

Constellation Energy Group,      100% ownership of
Inc.                             Constellation Enterprises, Inc.

Constellation Enterprises,       100% ownership of
Inc.                             Constellation Holdings, Inc.

Constellation Holdings, Inc.     100% ownership of
                                 Constellation Power, Inc.

Constellation Power, Inc.        100% ownership of
                                 Constellation Power
                                 International Investments, Ltd.

                                 100% ownership of CP
                                 Panama Investors, Inc.

Constellation Power              100% of Class B common stock
International Investments,       of CP Panama I, S.A.
Ltd.

                                 25% of Class A common stock of
                                 Panama Distribution Group, S.A.

CP Panama Investors, Inc.        100% of Class A. common stock of
                                 CP Panama I, S.A.
CP Panama I, S.A.                55% of Class A common stock of
                                 Panama Distribution Group, S.A.

Panama Distribution Group,       51% of Elektra Noreste, S.A.
S.A.

(14) Malacha Hydro Limited Partnership

System Company                   Description of Interest Held
--------------                   ----------------------------

Constellation Energy Group,      100% ownership of
Inc.                             Constellation Enterprises, Inc.

Constellation Enterprises,       100% ownership of
Inc.                             Constellation Holdings, Inc.

Constellation Holdings, Inc.     100% ownership of
                                 Constellation Investments, Inc.
Constellation Investments,       100% ownership of CD
Inc.                             Malacha I, Inc.

CD Malacha I, Inc.               1% General Partner and up to
                                 49% Limited Partner of
                                 Malacha Hydro Limited
                                 Partnership

(15) CD ACE I, Inc.

     System Company                     Description of Interest
     --------------                     -----------------------

     Constellation Energy Group, Inc.   100% ownership of
                                        Constellation Enterprises, Inc.

     Constellation Enterprises, Inc.    100% ownership of
                                        Constellation Holdings, Inc.

     Constellation Holdings, Inc.       100% ownership of
                                        Constellation Investments, Inc.

     Constellation Investments, Inc.    100% ownership of
                                        CD ACE I, Inc.

(16) CD ACE II, Inc.

     System Company                     Description of Interest
     --------------                     -----------------------

     Constellation Energy Group, Inc.   100% ownership of Constellation
                                        Enterprises, Inc.

     Constellation Enterprises, Inc.    100% ownership of
                                        Constellation Holdings, Inc.

     Constellation Holdings, Inc.       100% ownership of
                                        Constellation Investments, Inc.

     Constellation Investments Inc.     100% ownership of
                                        CD ACE II, Inc.

(17) CD ACE III, Inc.

     System Company                     Description of Interest
     --------------                     -----------------------

     Constellation Energy Group, Inc.   100% ownership of Constellation
                                        Enterprises, Inc.

     Constellation Enterprises, Inc.    100% ownership of
                                        Constellation Holdings, Inc.

     Constellation Holdings, Inc.       100% ownership of
                                        Constellation Investments, Inc.


     Constellation Investments Inc.     100% ownership of
                                        CD ACE III, Inc.

(18) CD ACE IV, Inc.

     System Company                     Description of Interest
     --------------                     -----------------------

     Constellation Energy Group, Inc.   100% ownership of Constellation
                                        Enterprises, Inc.

     Constellation Enterprises, Inc.    100% ownership of
                                        Constellation Holdings, Inc.

     Constellation Holdings, Inc.       100% ownership of
                                        Constellation Power, Inc.

     Constellation Power, Inc.          100% ownership of
                                        CD ACE IV, Inc.

(19) Sunnyside II, L.P.

     System Company                     Description of Interest
     --------------                     -----------------------

     Constellation Energy Group, Inc.   100% ownership of Constellation
                                        Enterprises, Inc.

     Constellation Enterprises, Inc.    100% ownership of
                                        Constellation Holdings, Inc.

     Constellation Holdings, Inc.       100% ownership of
                                        Constellation Power, Inc.

     Constellation Power, Inc.          100% ownership of
                                        CP Sunnyside I, Inc.

     CP Sunnyside I, Inc.               100% ownership of
                                        Sunnyside II, Inc. and
                                        Sunnyside III, Inc.

     Sunnyside II, Inc.                 95% general partner of
                                        Sunnyside II, L.P.

     Sunnyside III, Inc.                5% limited partner of
                                        Sunnyside II, L.P.

(20) University Park Energy, LLC

     System Company                     Description of Interest
     --------------                     -----------------------

     Constellation Energy Group, Inc.   100% ownership of
                                        Constellation Enterprises, Inc.

     Constellation Enterprises, Inc.    100% ownership of
                                        Constellation Holdings, Inc.

     Constellation Holdings, Inc.       100% ownership of
                                        Constellation Power, Inc.

     Constellation Power, Inc.          100% Member of
                                        University Park Energy, LLC

(21) Wolf Hills Energy, LLC

     System Company                     Description of Interest
     --------------                     -----------------------

     Constellation Energy Group, Inc.   100% ownership of
                                        Constellation Enterprises, Inc.

     Constellation Enterprises, Inc.    100% ownership of
                                        Constellation Holdings, Inc.

     Constellation Holdings, Inc.       100% ownership of
                                        Constellation Power, Inc.

     Constellation Power, Inc.          100% Member of
                                        Wolf Hills Energy, LLC

(22) CD Panther Partners, L.P.

     System Company                     Description of Interest
     --------------                     -----------------------

     Constellation Energy Group, Inc.   100% ownership of Constellation
                                        Enterprises, Inc.

     Constellation Enterprises, Inc.    100% ownership of
                                        Constellation Holdings, Inc.

     Constellation Holdings, Inc.       100% ownership of
                                        Constellation Power, Inc.

     Constellation Power, Inc.          100% ownership of
                                        CD Panther II, Inc. and
                                        50% ownership of Panther
                                        Creek Holdings, Inc.

     Panther Creek Holdings, Inc.       100% ownership of
                                        CD Panther I, Inc. and
                                        Pegasus Power Company, Inc.

     CD Panther I, Inc.                 1% general partner of
                                        CD Panther Partners, L.P.

     CD Panther II, Inc.                99% limited partner of
                                        CD Panther Partners, L.P.

(23) CD Rocklin I, Inc.

     System Company                     Description of Interest
     --------------                     -----------------------

     Constellation Energy Group, Inc.   100% ownership of Constellation
                                        Enterprises, Inc.

     Constellation Enterprises, Inc.    100% ownership of
                                        Constellation Holdings, Inc.

     Constellation Holdings, Inc.       100% ownership of
                                        Constellation Power, Inc.

     Constellation Investments, Inc.    100% ownership of
                                        CD Rocklin I, Inc.

(24) CD Rocklin II, Inc.

     System Company                     Description of Interest
     --------------                     -----------------------

     Constellation Energy Group, Inc.   100% ownership of Constellation
                                        Enterprises, Inc.

     Constellation Enterprises, Inc.    100% ownership of
                                        Constellation Holdings, Inc.

     Constellation Holdings, Inc.       100% ownership of
                                        Constellation Power, Inc.

     Constellation Investments, Inc.    100% ownership of
                                        CD Rocklin II, Inc.

(25) CD Rocklin III, Inc.

     System Company                     Description of Interest
     --------------                     -----------------------

     Constellation Energy Group, Inc.   100% ownership of Constellation
                                        Enterprises, Inc.

     Constellation Enterprises, Inc.    100% ownership of
                                        Constellation Holdings, Inc.

     Constellation Holdings, Inc.       100% ownership of
                                        Constellation Power, Inc.

     Constellation Investments, Inc.    100% ownership of
                                        CD Rocklin III, Inc.

(26) CD Soda I, Inc.

     System Company                     Description of Interest
     --------------                     -----------------------

     Constellation Energy Group, Inc.   100% ownership of Constellation
                                        Enterprises, Inc.

     Constellation Enterprises, Inc.    100% ownership of
                                        Constellation Holdings, Inc.

     Constellation Holdings, Inc.       100% ownership of
                                        Constellation Investments, Inc.

     Constellation Investments, Inc.    100% ownership of
                                        CD Soda I, Inc.

(27) CD Soda II, Inc.

     System Company                     Description of Interest
     --------------                     -----------------------

     Constellation Energy Group, Inc.   100% ownership of Constellation
                                        Enterprises, Inc.

     Constellation Enterprises, Inc.    100% ownership of
                                        Constellation Holdings, Inc.

     Constellation Holdings, Inc.       100% ownership of
                                        Constellation Investments, Inc.

     Constellation Investments, Inc.    100% ownership of
                                        CD Soda II, Inc.

(28) CD Soda III, Inc.

     System Company                     Description of Interest
     --------------                     -----------------------

     Constellation Energy Group, Inc.   100% ownership of Constellation
                                        Enterprises, Inc.

     Constellation Enterprises, Inc.    100% ownership of
                                        Constellation Holdings, Inc.

     Constellation Holdings, Inc.       100% ownership of
                                        Constellation Power, Inc.

     Constellation Power, Inc.          100% ownership of
                                        CD Soda III, Inc.

(29) CD Stillwater-A, Inc.

     System Company                     Description of Interest
     --------------                     -----------------------

     Constellation Energy Group, Inc.   100% ownership of Constellation
                                        Enterprises, Inc.

     Constellation Enterprises, Inc.    100% ownership of

                                             Constellation Holdings, Inc.

     Constellation Holdings, Inc.            100% ownership of
                                             Constellation Investments, Inc.

     Constellation Investments, Inc.         100% ownership of
                                             CD Stillwater-A, Inc.


(30) CD Stillwater-B, Inc.

     System Company                          Description of Interest
     --------------                          -----------------------

     Constellation Energy Group, Inc.        100% ownership of Constellation
                                             Enterprises, Inc.

     Constellation Enterprises, Inc.         100% ownership of
                                             Constellation Holdings, Inc.

     Constellation Holdings, Inc.            100% ownership of
                                             Constellation Investments, Inc.

     Constellation Investments, Inc.         100% ownership of
                                             CD Stillwater-B, Inc.

(31) CD Stillwater-C, Inc.

     System Company                          Description of Interest
     --------------                          -----------------------

     Constellation Energy Group, Inc.        100% ownership of Constellation
                                             Enterprises, Inc.

     Constellation Enterprises, Inc.         100% ownership of
                                             Constellation Holdings, Inc.

     Constellation Holdings, Inc.            100% ownership of
                                             Constellation Investments, Inc.

     Constellation Investments, Inc.         100% ownership of
                                             CD Stillwater-C, Inc.

(32) CE Central Wayne Energy Recovery, Limited Partnership

     System Company                          Description of Interest
     --------------                          -----------------------

     Constellation Energy Group, Inc.        100% ownership of Constellation
                                             Enterprises, Inc.

     Constellation Enterprises, Inc.         100% ownership of
                                             Constellation Holdings, Inc.

     Constellation Holdings, Inc.            100% ownership of
                                             Constellation Power, Inc.

     Constellation Power, Inc.               100% ownership of
                                             CE Wayne I, Inc. and
                                             CE Wayne II, Inc.

     CE Wayne I, Inc.                        1% general partner of
                                             CE Central Wayne Energy Recovery
                                             Limited Partnership

     CE Wayne II, Inc.                       99% limited partner of
                                             CE Central Wayne Energy Recovery
                                             Limited Partnership

(33) CE Colver I, Inc.

     System Company                          Description of Interest
     --------------                          -----------------------

     Constellation Energy Group, Inc.        100% ownership of Constellation
                                             Enterprises, Inc.

     Constellation Enterprises, Inc.         100% ownership of
                                             Constellation Holdings, Inc.

     Constellation Holdings, Inc.            100% ownership of
                                             Constellation Power, Inc.

     Constellation Power, Inc.               100% ownership of
                                             CE Colver I, Inc.

(34) CE Colver Limited Partnership

     System Company                          Description of Interest
     --------------                          -----------------------

     Constellation Energy Group, Inc.        100% ownership of Constellation
                                             Enterprises, Inc.

     Constellation Enterprises, Inc.         100% ownership of
                                             Constellation Holdings, Inc.

     Constellation Holdings, Inc.            100% ownership of
                                             Constellation Power, Inc.

     Constellation Power, Inc.               100% ownership of
                                             CE Colver II, Inc. and
                                             CE Colver III, Inc.

     CE Colver II, Inc.                      99% limited partnership interest
                                             in CE Colver Limited Partnership

     CE Colver III, Inc.                     1% general partnership interest
                                             In CE Colver Limited Partnership

(35) CE Puna Limited Partnership

     System Company                          Description of Interest
     --------------                          -----------------------

     Constellation Energy Group, Inc.        100% ownership of Constellation
                                             Enterprises, Inc.

     Constellation Enterprises, Inc.         100% ownership of
                                             Constellation Holdings, Inc.

     Constellation Holdings, Inc.            100% ownership of
                                             Constellation Power, Inc.

     Constellation Power, Inc.               100% ownership of CE Puna I, Inc.
                                             and CE Puna II, Inc.

     CE Puna I, Inc.                         50% general partnership interest in
                                             CE Puna Limited Partnership

     CE Puna II, Inc.                        50% limited partnership interest in
                                             CE Puna Limited Partnership

(36) CE Wayne I, Inc.

     System Company                          Description of Interest
     --------------                          -----------------------

     Constellation Energy Group, Inc.        100% ownership of Constellation
                                             Enterprises, Inc.

     Constellation Enterprises, Inc.         100% ownership of
                                             Constellation Holdings, Inc.

     Constellation Holdings, Inc.            100% ownership of
                                             Constellation Power, Inc.

     Constellation Power, Inc.               100% ownership of
                                             CE Wayne I, Inc.

(37) CII Woodpower I, Inc.

     System Company                          Description of Interest
     --------------                          -----------------------

     Constellation Energy Group, Inc.        100% ownership of Constellation
                                             Enterprises, Inc.

     Constellation Enterprises, Inc.         100% ownership of
                                             Constellation Holdings, Inc.

     Constellation Holdings, Inc.            100% ownership of
                                             Constellation Investments, Inc.


     Constellation Investments, Inc.         100% ownership of
                                             CII Woodpower I, Inc.

(38) CII Woodpower II, Inc.

     System Company                          Description of Interest
     --------------                          -----------------------

     Constellation Energy Group, Inc.        100% ownership of Constellation
                                             Enterprises, Inc.

     Constellation Enterprises, Inc.         100% ownership of
                                             Constellation Holdings, Inc.

     Constellation Holdings, Inc.            100% ownership of
                                             Constellation Investments, Inc.

     Constellation Investments, Inc.         100% ownership of
                                             CII Woodpower II, Inc.

(39) COSI Central Wayne, Inc.

     System Company                          Description of Interest
     --------------                          -----------------------

     Constellation Energy Group, Inc.        100% ownership of Constellation
                                             Enterprises, Inc.

     Constellation Enterprises, Inc.         100% ownership of
                                             Constellation Holdings, Inc.

     Constellation Holdings, Inc.            100% ownership of Constellation
                                             Operating Services, Inc.

     Constellation Operating Services, Inc.  100% ownership of
                                             COSI Central Wayne, Inc.

(40) COSI Puna, Inc.

     System Company                          Description of Interest
     --------------                          -----------------------

     Constellation Energy Group, Inc.        100% ownership of Constellation
                                             Enterprises, Inc.

     Constellation Enterprises, Inc.         100% ownership of
                                             Constellation Holdings, Inc.

     Constellation Holdings, Inc.            100% ownership of Constellation
                                             Operating Services, Inc.

     Constellation Operating Services, Inc.  100% ownership of
                                             COSI Puna, Inc.

(41) COSI Sunnyside, Inc.

     System Company                          Description of Interest
     --------------                          -----------------------

     Constellation Energy Group, Inc.        100% ownership of Constellation
                                             Enterprises, Inc.

     Constellation Enterprises, Inc.         100% ownership of
                                             Constellation Holdings, Inc.

     Constellation Holdings, Inc.            100% ownership of Constellation
                                             Operating Services, Inc.

     Constellation Operating Services, Inc.  100% ownership of
                                             COSI Sunnyside, Inc.

(42)   Handsome Lake Energy, LLC

       System Company                        Description of Interest
       --------------                        -----------------------

       Constellation Energy Group, Inc.      100% ownership of Constellation
                                             Enterprises, Inc.

       Constellation Enterprises, Inc.       100% ownership of
                                             Constellation Holdings, Inc.

       Constellation Holdings, Inc.          100% ownership of
                                             Constellation Power, Inc.

       Constellation Power, Inc.             100% membership interest in
                                             Handsome Lake Energy, LLC


(43)   High Desert Power Project, LLC

       System Company                        Description of Interest
       --------------                        -----------------------

       Constellation Energy Group, Inc.      100% ownership of Constellation
                                             Enterprises, Inc.

       Constellation Enterprises, Inc.       100% ownership of
                                             Constellation Holdings, Inc.

       Constellation Holdings, Inc.          100% ownership of
                                             Constellation Power, Inc.

       Constellation Power, Inc.             100% ownership of
                                             CP High Desert I, Inc. and
                                             CP High Desert II, Inc.

       CP High Desert I, Inc.                1% general partnership interest in
                                             CP High Desert Limited Partnership
                                             and 1% membership interest in
                                             High Desert Power Project, LLC

       CP High Desert II, Inc.               99% limited partnership interest in
                                             CP High Desert Limited Partnership

       CP High Desert Limited Partnership    99% membership interest in
                                             High Desert Power Project, LLC

(44)   Big Sandy Peaker Plant, LLC

       System Company                          Description of Interest
       --------------                          -----------------------

       Constellation Energy Group, Inc.        100% ownership of Constellation
                                               Enterprises, Inc.

       Constellation Enterprises, Inc.         100% ownership of
                                               Constellation Holdings, Inc.

       Constellation Holdings, Inc.            100% ownership of
                                               Constellation Power, Inc.

       Constellation Power, Inc.               100% membership in
                                               Big Sandy Peaker Plant, LLC

(45)   Aques Investment Corporation II

       System Company                          Description of Interest
       --------------                          -----------------------

       Constellation Energy Group, Inc.        100% ownership of Constellation
                                               Enterprises, Inc.

       Constellation Enterprises, Inc.         100% ownership of Constellation
                                               Holdings, Inc.

       Constellation Holdings, Inc.            100% ownership of Constellation
                                               Power, Inc.

       Constellation Power, Inc.               100% ownership of Aques
                                               Investment Corporation II


(46)   Constellation Operating Services, Inc.

       System Company                          Description of Interest
       --------------                          -----------------------

       Constellation Energy Group, Inc.        100% ownership of Constellation
                                               Enterprises, Inc.

       Constellation Enterprises, Inc.         100% ownership of Constellation
                                               Holdings, Inc.

       Constellation Holdings, Inc.            100% ownership of Constellation
                                               Power, Inc.

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

       Constellation Power, Inc.               100% ownership of Constellation
                                               Operating Services, Inc.


       Constellation Operating Services, Inc.  100% ownership of COSI Ultra,
                                               Inc. and COSI Ultra II, Inc.

       COIS Ultra I, Inc.                      50% partner of Constellation
                                               Operating Services


       COSI Ultra II, Inc.                     50% partner of Constellation
                                               Operating Services


(47)   Holland Energy, LLC

       System Company                          Description of Interest
       --------------                          -----------------------

       Constellation Energy Group, Inc.        100% ownership of Constellation
                                               Enterprises, Inc.

       Constellation Enterprises, Inc.         100% ownership of Constellation
                                               Holdings, Inc.

       Constellation Holdings, Inc.            100% ownership of Constellation
                                               Power, Inc.

       Constellation Power, Inc.               100% ownership of Holland Energy,
                                               LLC

(48)   Oleander Power Project, Limited Partnership

       System Company                          Description of Interest
       --------------                          -----------------------

       Constellation Energy Group, Inc.        100% ownership of Constellation
                                               Enterprises, Inc.

       Constellation Enterprises, Inc.         100% ownership of Constellation
                                               Holdings, Inc.

       Constellation Holdings, Inc.            100% ownership of Constellation
                                               Power, Inc.

       Constellation Power, Inc.               100% ownership of CP Florida
                                               Investors, Inc., CP Oleander I,
                                               Inc. and CP Oleander II, Inc.

     CP Florida Investors, Inc.             1% partnership interest in CP
                                            Oleander, LP

     CP Oleander II, Inc.                   99% partnership interest in CP
                                            Oleander, LP

     CP Oleander, LP                        99% partnership interest in Oleander
                                            Power Project, LP


     CP Oleander I, Inc.                    1% partnership interest in Oleander
                                            Power Project, LP

(49) COSI A/C Power, Inc.

     System Company                         Description of Interest
     --------------                         -----------------------

     Constellation Energy Group, Inc.      100% ownership of Constellation
                                            Enterprises, Inc.

     Constellation Enterprises, Inc.        100% ownership of Constellation
                                            Holdings, Inc.

     Constellation Holdings, Inc.           100% ownership of Constellation
                                            Operating Services, Inc.

     Constellation Operating Services, Inc. 100% ownership of
                                            COSI A/C Power, Inc.

(50) Rio Nogales Power Project, L.P.

     System Company                         Description of Interest
     --------------                         -----------------------

     Constellation Energy Group, Inc.       100% ownership of Constellation
                                            Enterprises, Inc.

     Constellation Enterprises, Inc.        100% ownership of
                                            Constellation Holdings, Inc.

     Constellation Holdings, Inc.           100% ownership of
                                            Constellation Power, Inc.

     Constellation Power, Inc.              100% ownership of
                                            Rio Nogales I, Inc. and
                                            Rio Nogales II, Inc.

     Rio Nogales I, Inc.                    1% partnership interest in
                                            Rio Nogales Power Project, L.P.

     Rio Nogales II, Inc.                   99% partnership interest in
                                            Rio Nogales Power Project, L.P.

          (c) Type and amount of capital invested, directly or indirectly, by the holding company claiming exemption; any direct or indirect guarantee of the security of the EWG or foreign utility company by the holding company claiming exemption; and any debt or other financial obligation for which there is recourse, directly or indirectly, to the holding company claiming exemption or another system company, other than the EWG or foreign utility company.


                             See Attached Annex A


          (d) Capitalization and earnings of the EWG or foreign utility company during the reporting period. (All figures are as of 12/31/00).



                              See Attached Annex B

          (e) Identify any service, sales or construction contract(s) between the EWG or foreign utility company and a system company, and describe the services to be rendered or goods sold and fees or revenues under such agreement(s).

                              See Attached Annex C



                                   EXHIBIT A

     A consolidating statement of income and surplus of the claimant and its subsidiary companies for the last calendar year, together with a consolidating balance sheet of claimant and its subsidiary companies as of the close of such calendar year.

                             See Attached Annex D



                                   EXHIBIT B

     An organizational chart showing the relationship of each EWG or foreign utility company to associate companies in the holding-company system.

                           See response to Item 4(b)



     The above-named claimant has caused this statement to be duly executed on its behalf by its authorized officer on this 28th day of February, 2001.


                                                Constellation Energy Group, Inc.

                                                  By:  David A. Brune
                                                       --------------
                                                       David A. Brune
                                                       Vice President


Corporate Seal

Attest:

By: Charles W. Starkey
    ------------------
    Charles W. Starkey
    Assistant Treasurer



Name, title, and address of officer to whom notices and correspondence concerning this statement should be addressed:

               David A. Brune, Vice President
               Constellation Energy Group, Inc.
               250 W. Pratt Street
               Baltimore, MD 21201

                                    Annex A



     Filed confidentially with the SEC pursuant to Rule 104 of PUHCA.

                                    Annex B

     Filed confidentially with the SEC pursuant to Rule 104 of PUHCA.

                                    Annex C

     Filed confidentially with the SEC pursuant to Rule 104 of PUHCA.

                                    Annex D


     Filed confidentially with the SEC pursuant to Rule 104 of PUHCA.

                                      69